UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

DENDRITE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dendrite International, Inc.
1405 U.S. Highway 206
Bedminster, New Jersey

Dear Dendrite Shareholder:

On behalf of the board of directors of Dendrite International, Inc. (“Dendrite”), I cordially invite you to a special meeting of Dendrite, to be held at Dendrite, 1405 U.S. Highway 206, Bedmnister, New Jersey, on May 4, 2007, at 9:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger, dated as of March 1, 2007, by and among Dendrite, Cegedim SA (“Cegedim”), and Dogwood Enterprises, Inc., an indirect subsidiary of Cegedim, and approve the merger contemplated by the merger agreement, and (ii) a proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate. If the merger is consummated, we will become an indirect subsidiary of Cegedim and you will be entitled to receive $16.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After careful consideration, our board of directors, acting upon the unanimous recommendation of the Special Committee of the board of directors consisting of independent directors, unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Dendrite and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if deemed necessary or appropriate.

Your vote is very important.   We cannot consummate the merger unless the merger and the merger agreement are approved by the affirmative vote of a majority of the votes cast by our shareholders present and in person or represented by proxy at the meeting and entitled to vote thereon. The proposal to adjourn the special meeting, if necessary, will be approved if we receive the affirmative vote of a majority of the votes cast on the adjournment proposal by our shareholders entitled to vote at the meeting. The obligations of Dendrite and Cegedim to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approvals from regulatory agencies. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank or nominee.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement and the merger will be voted in favor of the adjournment proposal unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the approval of the merger agreement.

Sincerely,

John E. Bailye
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 9, 2007, and is first being mailed to shareholders on or about April 9, 2007.

Dendrite International, Inc.
1405 U.S. Highway 206
Bedminster, New Jersey

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2007

To the Shareholders of Dendrite International, Inc.:

We will hold a special meeting of the shareholders of Dendrite International, Inc. (“Dendrite”), at at Dendrite, 1405 U.S. Highway 206, Bedminster, New Jersey, on May 4, 2007 at 9:00 a.m. local time. The purpose of the special meeting will be:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 1, 2007, by and among Dendrite, Cegedim SA (“Cegedim”) and Dogwood Enterprises, Inc., an indirect subsidiary of Cegedim, and approve the merger contemplated by the merger agreement. Pursuant to the terms of the merger agreement, Cegedim will cause to be acquired all of the outstanding stock of Dendrite for a purchase price of $16.00 per share in cash, without interest and less any applicable withholding taxes, and Dogwood Enterprises, Inc., an indirect subsidiary of Cegedim, will merge with and into Dendrite with Dendrite continuing as the surviving corporation and an indirect subsidiary of Cegedim; and

2. To approve the adjournment of the special meeting, if deemed necessary or appropriate.

Only holders of record of our common stock at the close of business on April 5, 2007, the record date for the special meeting, may vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

After careful consideration, our board of directors, acting upon the unanimous recommendation of the Special Committee of the board of directors, unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if deemed necessary or appropriate.

Your vote is very important.   Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please take the time to vote by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or in the event that you hold your shares through a broker or other nominee, in accordance with the separate voting instructions received from your broker or nominee, as soon as possible.

Submitting a proxy by mailing the enclosed proxy card will ensure that your shares are represented at the special meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Christine A. Pellizzari
Secretary
April 9, 2007
Bedminster, New Jersey

i

Annexes

Annex A	Agreement and Plan of Merger, dated as of March 1, 2007, by and among Dendrite International, Inc., Cegedim SA and Dogwood Enterprises, Inc.
Annex B	Opinion of J.P. Morgan Securities Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Dendrite International, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “Dendrite”, “Company,” “we,” “our,” “ours,” and “us” refer to Dendrite International, Inc. We refer to Cegedim SA as “Cegedim,” and Dogwood Enterprises, Inc. as “MergerCo.”

Q:             Why am I receiving this proxy statement and proxy card?

A:             You are receiving this proxy statement and proxy card because, as of April 5, 2007, the record date of the special meeting, you owned shares of our common stock. We have entered into a merger agreement with Cegedim and MergerCo. Under the merger agreement, subject to the approval of the merger agreement by our shareholders and the satisfaction of other conditions to closing, we will become a subsidiary of Cegedim and our common stock will no longer be listed on the Nasdaq Stock Market, Inc.’s Global Select Market, or Nasdaq. A copy of the merger agreement is attached to this proxy statement as Annex A.

To consummate the merger, our shareholders must vote to approve the merger agreement and the merger. Our board of directors (the “Board”) is delivering this proxy statement to you to give you information regarding the proposals submitted to the shareholders at the special meeting of our shareholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our shareholder, to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:             When and where is the special meeting?

A:             The special meeting of shareholders will take place at Dendrite, 1405 U.S. Highway 206, Bedminster, New Jersey, on May 4, 2007 at 9:00 a.m. local time.

Q:             What matters will be voted on at the special meeting?

A:             You will be asked to vote on a proposal to approve the merger agreement and the merger and a proposal for the adjournment or postponement of the special meeting, if deemed necessary or appropriate.

Q:             Who can vote or submit a proxy to vote and attend the special meeting?

A:             All holders of our common stock as of the close of business on April 5, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:             As a holder of Dendrite common stock, what will I be entitled to receive in the merger?

A:             At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time in respect of stock options or our other securities), other than shares held by Cegedim or MergerCo and other than shares of our common stock held in our treasury, will be automatically converted into the right to receive $16.00, without interest and less any applicable withholding taxes, in cash. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made. You will not own any shares in the surviving corporation.

Q:             How does the Board of Dendrite recommend that I vote?

A:             Our Board, acting upon the unanimous recommendation of the special committee, a committee of independent members of our Board (the “Special Committee”) unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal to adjourn the special meeting, if deemed necessary or appropriate.

Q:             Why is the Board of Dendrite recommending that I vote “FOR” the proposal to approve the merger agreement?

A:             Our Board carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on this review, our Board determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Dendrite and our shareholders. For a more complete discussion of why our Board is recommending approval of the merger agreement, see “The Merger—Recommendation of the Special Committee and Our Board of Directors.”

Q:             What vote of Dendrite’s shareholders is required to approve the merger agreement and approve the merger?

A:             Approval of the proposal to approve the merger agreement and the merger requires the affirmative vote of a majority of votes cast by our shareholders present, in person or by proxy, at the special meeting and entitled to vote thereon.

Q:             What vote of Dendrite’s shareholders is required to approve the approve the adjournment of the special meeting?

A:             The proposal to adjourn the special meeting, if deemed necessary or appropriate, will be approved if we receive the affirmative vote of a majority of the votes cast on the adjournment proposal by our shareholders entitled to vote at the meeting.

Q:             How many votes am I entitled to cast for each share of common stock I own?

A:             For each share of our common stock that you owned on April 5, 2007, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:             How do I cast my vote?

A:             Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on April 5, 2007, you may vote in person at the special meeting, by submitting a proxy for the special meeting or by voting electronically via the Internet or by telephone by following the instructions on the enclosed proxy card and completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. If your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting, if deemed necessary or appropriate, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement and the merger will be voted in favor of the adjournment proposal, if necessary, unless it is specifically marked “FOR” the adjournment proposal.

Q:             What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:             If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have no effect on the proposals to approve the merger agreement and the merger or the adjournment proposal.

Q:             Am I entitled to Dissenters’ Rights?

A:             No, you are not entitled to dissenters’ rights. Under New Jersey law, our shareholders are not entitled to dissenters’ rights in connection with the merger because Dendrite is listed on Nasdaq, and because cash consideration is being paid in connection with the merger.

Q:             Can I change my vote after I have delivered my proxy?

A:             Yes.   If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of four ways:

•       provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•       complete and submit to our corporate secretary a proxy in writing via mail dated later than your original proxy relating to the same shares;

•       vote via the Internet or by telephone following the date of your original proxy relating to the same shares; or

•       attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:             What should I do if I receive more than one set of voting materials?

A.              You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:             Is the merger expected to be taxable to me?

A:             Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” on page 40) whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the merger. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 40 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:             Should I send in my share certificates now?

A:             No, you should not send your share certificates now. Cegedim will designate a paying agent reasonably satisfactory to us to act as the paying agent for the payment of the merger consideration. After the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:             What should I do if I have lost my share certificates?

A:             If you have lost your share certificates, please contact our transfer agent, Registrar and Transfer Company at (800) 368-5948 to obtain replacement certificates.

Q:             When do you expect the merger to be consummated?

A:             We are working toward consummating the merger as quickly as possible and expect to consummate the merger during the second quarter of 2007. However, we can not be certain of the timing of the closing of the merger given that, in addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

Q:             Who can help answer my questions?

A:             If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor, The Proxy Advisory Group, LLC at (212) 605-0510 (banks and brokers) or (800) 440-7435 (all others, toll free). If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

Dendrite International, Inc.
Attn: Investor Relations
1405 U.S. Highway 206
Bedminster, New Jersey
(908) 443-4265

OR

The Proxy Advisory Group, LLC

Banks and Brokers Call: (212) 605-0510
All Others Call Toll Free:  (800) 440-7435

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of Dendrite or that you should consider before voting on the proposal to approve the merger agreement and approve the merger. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to approve the merger agreement and approve the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 19)

Dendrite International, Inc.
1405 U.S. Highway 206
Bedminster, New Jersey
(908) 443-2000

Founded in 1986, Dendrite enables sales, marketing, clinical and compliance solutions for the global pharmaceutical industry. The Company’s clients are located in more than 50 countries and include the world’s top 20 pharmaceutical companies.

For additional information about Dendrite and its business, see “Where You Can Find More Information” on page 59.

Cegedim SA
137, rue d’Aguesseau
92641 Boulogne-Billancourt Cedex
France
+33.1.49.09.22.00

Cegedim develops exclusive databases and high value added software solutions. Its expertise falls into two divisions. The “healthcare and strategic data” division comprises services specifically designed for pharmaceutical companies, healthcare professionals and health insurance providers. The “technologies and services” division covers a variety of sectors.

Cegedim is a European leader in its historic core business, Cegedim provides the world’s largest pharmaceutical companies with vital support for successful Customer Relationship Management (“CRM”) and helps measure sales & marketing effectiveness. Cegedim’s CRM tools, backed by the Group’s powerful strategic databases, also provide its clients with a clearer picture of their markets and targets, optimizing both strategies and return on investment.

Founded in 1969, and the only European company operating globally in this market, Cegedim employs around 5,000 people and generated turnover of €539 million in 2006 in 75 countries.

For additional information about Cegedim and its business, see “Where You Can Find More Information” on page 59.

Dogwood Enterprises, Inc.
c/o Cegedim SA
137, rue d’Aguesseau
92641 Boulogne-Billancourt Cedex
France
+33.1.49.09.22.00

Dogwood Enterprises, Inc., a New Jersey corporation and an indirect subsidiary of Cegedim, was organized solely for the purpose of entering into the merger agreement with Dendrite and consummating the merger and has not conducted any business operations other than in connection with the merger.

The Merger (page 19)

We have agreed to be acquired by Cegedim pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that MergerCo will merge with and into Dendrite, with Dendrite continuing as the surviving corporation and an indirect subsidiary of Cegedim. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by Cegedim or MergerCo and other than shares of our common stock held in treasury, will be automatically converted into the right to receive $16.00, without interest and less any applicable withholding taxes, in cash. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options and Restricted Stock Units (page 43)

If the merger occurs, stock options, and restricted stock units will be treated as described below:

•       All unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested and, if not exercised prior to the effective time of the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option.

•       All vested options to purchase shares of our common stock held by our directors and executive officers, if not exercised prior to the effective time of the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the vested portion of the option.

•       All unvested restricted stock unit awards held by our directors and executive officers will be cancelled and the holder will be entitled to receive a cash payment equal to $16.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock underlying the restricted stock unit award.

The Special Meeting (page 16)

The special meeting of our shareholders will be held at Dendrite, 1405 U.S. Highway 206, Bedminster, New Jersey, on May 4, 2007 at 9:00 a.m. local time. At the special meeting, you will be asked to vote on the proposal to approve the merger agreement and the merger, and, if deemed necessary or appropriate, the proposal to adjourn the special meeting.

Shareholders Entitled to Vote; Vote Required (page 16)

Only holders of record of our common stock at the close of business on April 5, 2007, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval of the proposal to approve the merger agreement and the merger requires the affirmative vote of a majority of votes cast by our shareholders present, in person or by proxy, at the special meeting and entitled to vote thereon. Approval of the proposal to adjourn the special meeting, if deemed necessary or appropriate, requires the affirmative vote of a majority of the votes cast on the adjournment proposal by our shareholders entitled to vote at the meeting. On the record date, there were 44,562,795 shares of our common stock entitled to vote at the special meeting.

Shares Owned by Our Directors and Executive Officers (page 17)

As of April 5, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 8,756,227 shares of common stock, or approximately 19.6% of our outstanding total common stock. These numbers do not give effect to outstanding stock options or restricted stock units which are not entitled to vote at the special meeting.

Market Price and Dividend Data (page 55)

Our common stock is listed on Nasdaq, under the symbol “DRTE.” On March 1, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $12.79. On April 5, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at $15.68.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

Recommendation of the Special Committee and Our Board (page 26)

Special Committee.   The Special Committee unanimously (i) determined that the merger is advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended to the Board that it approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended to the Board that it recommend to the Company’s shareholders that they approve the merger agreement. For a discussion of the material factors considered by the Special Committee in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 26.

Board of Directors.   The Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of the Company and its shareholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that the Company’s shareholders approve the merger agreement. For a discussion of the material factors considered by the Board in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 26.

Interests of Our Directors and Executive Officers in the Merger (page 34)

When considering our board’s recommendation that you vote in favor of the proposal to approve the merger agreement and approve the merger, you should be aware that members of our Board and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other shareholders generally. For example:

•       our executive officers may be entitled to certain cash severance payments, including tax gross-up payments, and continued benefits that will be triggered if they are terminated under certain circumstances during a specified period (as provided in the individual employment agreements) immediately following the consummation of the merger;

•       all unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested, if not exercised prior to the effective time of the merger, and be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option;

•       all unvested restricted stock unit awards held by our directors and executive officers will be cancelled and the holder will be entitled to receive a cash payment equal to $16.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock underlying the restricted stock unit award;

•       certain of our executive officers may receive retention, sale, and special recognition bonuses in connection with the merger;

•       all vested options to purchase shares of our common stock held by our directors and executive officers, if not exercised prior to the effect time at the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the vested portion of the option; and

•       our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger.

Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of the adoption of the merger agreement.

Opinion of J.P. Morgan Securities Inc. (page 28 and Annex B)

In connection with the merger, our Board received a written opinion from J.P. Morgan Securities Inc. (“JPMorgan”) as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock. The full text of JPMorgan’s opinion, dated March 1, 2007, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by JPMorgan. JPMorgan’s opinion is addressed to our Board and addresses only the fairness, from a financial point of view, of the consideration to be received in the proposed merger as of the date of such opinion. The opinion does not address the merits of our underlying decision to engage in the merger and does not constitute a recommendation to any shareholder as to how to vote with respect to the proposed merger or any other matter.

Delisting and Deregistration of Our Common Stock (page 40)

If the merger is consummated, our common stock will no longer be listed on Nasdaq and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”), and we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Litigation Relating to the Merger (page 40)

On or about March 13, 2007, plaintiff Albert Oldham commenced a purported class action against Dendrite, its directors and Cegedim alleging that Cegedim’s pending acquisition of Dendrite is unfair to Dendrite’s shareholders, and purporting to assert claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty. In the lawsuit, captioned Albert Oldham v. Dendrite International, Inc., et al., plaintiff asks the court to (i) declare that the action is properly maintainable as a class action, and certify the named plaintiff as class representative and its counsel as class counsel; (ii) declare and decree that the merger agreement between Dendrite and entities affiliated with Cegedim was entered into in breach of the fiduciary duties of the members of the Board and is therefore unlawful and unenforceable; (iv) rescind and invalidate the merger agreement; (v) enjoin Dendrite and the Board from consummating the merger unless and until procedures are implemented to obtain the highest possible price for the shareholders; (vi) direct the Board to exercise its fiduciary duties to obtain a transaction which is in the best interests of the shareholders and in which the highest possible price is obtained; (viii) impose a constructive trust on any benefits improperly received by the Board as a result of wrongful conduct; and (viii) award plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees. Based on the facts known to date, Dendrite believes that the claims asserted by the plaintiff are without merit and intends to defend itself vigorously.

The Merger Agreement (page 43)

Conditions to the Closing of the Merger (page 51)

Our, Cegedim’s and MergerCo’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•       the merger agreement must have been approved by the requisite vote of our shareholders;

•       the waiting period under the Hart Scott Rodino Antitrust Act (the “HSR Act”), and any other anti-trust or competition laws shall have expired or terminated or any approvals required by such laws must have been obtained; and

•       no court or governmental body shall have enacted, issued, promulgated, enforced or entered into any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which makes the merger illegal or prohibits consummation of the merger.

Cegedim’s and MergerCo’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•       our representations and warranties made pursuant to the merger agreement (other than those regarding due organization, corporate authority and capitalization) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), other than where the failure of representations and warranties to be true and correct has not had or would not be expected to have, individually or in the aggregate, a material adverse effect (however, our representations and warranties regarding due organization, corporate authority and capitalization must be true and correct in all material respects);

•       the performance by us in all material respects of our obligations under the merger agreement; and

•       our delivery to Cegedim of an officer’s certificate certifying as to the satisfaction of the above conditions.

Our obligation to consummate the merger is also subject to the satisfaction by Cegedim and MergerCo or waiver by us of the following conditions:

•       Cegedim’s and MergerCo’s representations and warranties made pursuant to the merger agreement (other than those regarding due organization and corporate authority) must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), other than where the failure of representations and warranties to be true and correct would not be reasonably likely to prevent or materially delay the performance by Cegedim or MergerCo of its material obligations under the merger agreement (however, Cegedim’s and MergerCo’s representations and warranties regarding due organization and corporate authority must be true and correct in all material respects);

•       the performance by Cegedim and MergerCo in all material respects of their obligations under the merger agreement; and

•       the delivery, to us, of an officer’s certificate certifying as to the satisfaction of the above conditions.

Subject to certain exclusions, a material adverse effect means any effect, event, fact, circumstance, condition, development, occurrence or change that has had, or reasonably would be expected to have, a material adverse effect on the business, assets, results of operation or financial condition of Dendrite and its subsidiaries, taken has a whole.

No Solicitation Covenant (page 49)

We have agreed that we will not, and our subsidiaries will not, and we will not authorize or knowingly permit any of our directors, officers, employees, financial advisors, attorneys, or other advisors or representatives or agents to, directly or indirectly:

•       initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, a takeover proposal;

•       enter into discussions or negotiate with any party in furtherance of such inquiries or to obtain a takeover proposal; or

•       enter into any agreement with respect to a takeover proposal.

Despite these general prohibitions, we may, at any time prior to the approval of the merger agreement by our shareholders following receipt of a takeover proposal:

(a)          contact the party making an unsolicited takeover proposal solely for the purpose of clarifying the proposal, its terms and conditions and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a proposal that is superior to the merger; and

(b)         furnish non-public information regarding Dendrite to the party making the takeover proposal.

We may only take the actions described in (b) above if:

•       (i) our Board determines in good faith and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal is or is reasonably likely to lead to a superior alternative takeover proposal and (ii) our Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties.

In addition to the above solicitation terms, we have also agreed to (i) notify Cegedim within 48 hours following our receipt of a takeover proposal, (ii) inform Cegedim regarding the takeover proposal’s relevant details and (iii) continue to keep Cegedim informed as to the status of any developments regarding such proposal.

Termination of the Merger Agreement (page 52)

The merger agreement may be terminated under certain circumstances, including:

•       by our and Cegedim’s mutual written consent;

•       by either Cegedim or us if:

•        the merger has not been consummated by December 31, 2007;

•        any law, ordinance or regulation, preliminary or permanent injunction, order or decree of any governmental entity preventing the consummation of the merger is in effect and has become final and non-appealable, provided that each of the parties used best efforts to prevent the governmental action and to appeal any of the above; or

•        our shareholders do not approve the merger agreement at the shareholders meeting;

•       by Cegedim if:

•        neither Cegedim nor MergerCo are in material breach of its obligations, and we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by December 31, 2007; or

•        our Board withdraws or modifies its recommendation to our shareholders of the merger agreement and the merger or publicly recommends or approves the adoption of any takeover proposal;

•       by us if:

•        we are not in material breach of our obligations, and Cegedim breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by December 31, 2007; or

•        our Board has approved or authorized Dendrite to enter into a superior alternative takeover proposal, but only so long as (i) our shareholders have not yet voted in favor of the merger agreement, (ii) we are in compliance with our “no-solicitation” covenant, (iii) Cegedim has been given two business days’ notice of our intent to terminate, (iv) the alternative proposal remains superior after the two days of notice provided to Cegedim have passed, (v) we pay to Cegedim the required termination fee, (vi) we intend to enter into the superior alternative takeover proposal and (vii) we provide a written acknowledgement to Cegedim that we have irrevocably waived any right to contest payment of the termination fee.

Termination Fees and Expenses (page 52)

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to Cegedim a termination fee of $22,200,000 if:

•       the merger agreement is terminated (i) by Cegedim because our Board recommended or approved an alternative takeover proposal or (ii) by us because our Board approved or authorized Dendrite to enter into a superior alternative takeover proposal;

•       we or Cegedim terminates because shareholders’ approval of the merger is not obtained at the special meeting and if, at or prior to the time of such vote, we have received a bona fide takeover proposal from a third party that has been publicly disclosed and not publicly withdrawn prior to the termination and, within 12 months following termination, we enter into an alternative takeover proposal;

•       Cegedim terminates because we breached any representation, warranty or covenant and such breach gives rise to the failure of a condition to closing that cannot be cured prior to December 31, 2007 and, at or prior to such termination, we received a bona fide takeover proposal from a third party, and within 12 months following termination, we enter into an alternative takeover proposal; or

•       our Board changes its recommendation and, at or prior to such termination, we received a bona fide alternative takeover proposal from a third party and, within 12 months following termination, we enter into an alternative takeover proposal.

In the event that (i) the merger agreement is terminated by Cegedim due to our change in recommendation or (ii) the merger agreement is terminated by Cegedim or us because shareholder approval is not obtained at the special meeting following a change in recommendation by our Board, we shall reimburse Cegedim for all reasonable out-of-pocket costs and expenses incurred by Cegedim, subject to an aggregate limit of $5,000,000. All expense payments made will reduce, on a dollar-for-dollar basis any termination fee otherwise payable to Cegedim.

Material United States Federal Income Tax Consequences (page 40)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the merger. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 40 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 42)

Antitrust (page 42)

Under the HSR Act, we cannot consummate the merger until we and Cegedim have notified the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and Cegedim filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on March 19, 2007. The initial waiting period under the HSR Act will expire at 11:59 p.m. on April 18, 2007, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time or unless early termination of the waiting period is granted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Exchange Act, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements, including, without limitation, those projections regarding the consummation of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•       the risk that the merger will not be consummated;

•       the risk that the merger will disrupt our core businesses;

•       the effect of regulatory conditions, if any, imposed by regulatory agencies;

•       the reaction of our customers and suppliers to the merger and diversion of management time on merger-related issues;

•       risks which may result from our dependence on the pharmaceutical industry;

•       fluctuations in quarterly revenues due to lengthy sales and implementation cycles for certain of our solutions;

•       our fixed expenses in relation to fluctuating revenues and variations in customers’ budget cycles;

•       dependence on certain major customers;

•       changes in demand for our products and services attributable to any weakness experienced in the economy or mergers acquisitions and consolidations in the pharmaceutical industry;

•       successful and timely development and introduction of new products and versions;

•       rapid technological changes;

•       increased competition;

•       international operations;

•       our ability to effectively manage our growth;

•       demand for Internet-related products and services;

•       the ability of our third party vendors to respond to technological change;

•       our ability to maintain our relationships with third-party vendors;

•       less favorable than anticipated results from strategic relationships;

•       dependence of data solutions on strategic relationships;

•       events which may affect the U.S. and world economies; and

•       catastrophic events which could negatively affect our information technology infrastructure.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

DENDRITE INTERNATIONAL, INC. SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at Dendrite, 1405 U.S. Highway 206, Bedminster, New Jersey, on May 4, 2007, at 9:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on April 5, 2007, to consider and vote on the following proposals:

1.     The approval of the Agreement and Plan of Merger, dated as of March 1, 2007, by and among Dendrite International, Inc., or Dendrite, Cegedim SA, or Cegedim, and Dogwood Enterprises, Inc., an indirect subsidiary of Cegedim, and approval of the merger contemplated by the merger agreement. Pursuant to the terms of the merger agreement, Cegedim will cause to be acquired all of the outstanding stock of Dendrite for a purchase price of $16.00 per share in cash, without interest and less any applicable withholding taxes, and Dogwood Enterprises, Inc., a subsidiary of Cegedim, will merge with and into Dendrite with Dendrite continuing as the surviving corporation and a subsidiary of Cegedim; and

2.     The approval of the adjournment of the special meeting, if deemed necessary or appropriate.

Recommendation of Our Board or Directors

Our Board, acting upon the unanimous recommendation of the Special Committee, has unanimously determined that the terms of the merger agreement are in the best interests of our shareholders and has unanimously approved the merger agreement.

Our Board unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” any proposal to adjourn the special meeting deemed necessary or appropriate. See “The Merger—Recommendation of the Special Committee and Our Board of Directors; Our Reasons for the Merger.”

Shareholders Entitled to Vote; Record Date; Vote Required

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

You may vote at the special meeting if you owned shares of our common stock at the close of business on April 5, 2007, the record date for the special meeting. As of the record date, there were 44,562,795 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval of the merger agreement and merger requires the affirmative vote a majority of votes cast by our shareholders present, in person or by proxy, at the special meeting and entitled to vote thereon. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to approve the merger agreement and approve the merger.

The proposal to adjourn the special meeting, if deemed necessary or appropriate, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

A list of our shareholders will be available for review for any purpose germane to the special meeting at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of April 5, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 8,756,227 shares of common stock, or approximately 19.6% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal to adjourn the special meeting, if deemed necessary or appropriate, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement and the merger will be voted in favor of the adjournment proposal unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to approve the merger agreement and the merger and the proposal to adjourn the special meeting, if deemed necessary or appropriate, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons attending the special meeting but who abstain from voting, and shares of our stock for which we received proxies directing an abstention, will have no effect on the proposal to approve the merger agreement or the merger or on the adjournment proposal. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have no effect on the proposal to approve the merger agreement or the merger or the adjournment proposal.

Although it is not currently expected, if the proposal to adjourn the special meeting is approved, the special meeting may be adjourned as deemed necessary or appropriate. Whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Adjournment

Any adjournment of the special meeting may be made without notice if the time and place to which the special meeting is adjourned is announced at the special meeting, subject to applicable law. Any adjournment of the special meeting will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary dated later than that shareholder’s original proxy, by voting via Internet or by telephone following the date of that shareholder’s original proxy or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We and our proxy solicitation firm, The Proxy Advisory Group, LLC, are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders, including the payment of a fee of $8,500, plus reasonable expenses, to The Proxy Advisory Group, LLC for its services. In addition to the solicitation of proxies by mail, telephone, telegram, facsimile, special delivery letter or other electronic means, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, facsimile, special delivery letter or other electronic means.

Other Business

We do not expect that any matter other than the proposal to approve the merger agreement and the merger will be brought before the special meeting and, if necessary, the proposal to adjourn the meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Dendrite International, Inc.
Attn: Investor Relations
1405 U.S. Highway 206
Bedminster, New Jersey
(908) 443-4265

OR

The Proxy Advisory Group, LLC

Banks and Brokers Call: (212) 605-0510

All Others Call Toll Free:  (800) 440-7435

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our shareholders to approve the merger agreement and the merger contemplated therein. If we consummate the merger, we will become a subsidiary of Cegedim, and our shareholders will have the right to receive $16.00, without interest and less any applicable withholding taxes, in cash for each share of common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by Cegedim or MergerCo and other than shares of our common stock held in treasury).

The Companies

Dendrite

Founded in 1986, Dendrite enables sales, marketing, clinical and compliance solutions for the global pharmaceutical industry. The Company’s clients are located in more than 50 countries and include the world’s top 20 pharmaceutical companies.

Our principal offices are located at Dendrite International, Inc., 1405 U.S. Highway 206, Bedminster, New Jersey, and our telephone number is (908) 443-2000.

Additional information about us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 59.

Cegedim

Cegedim develops exclusive databases and high value added software solutions. Its expertise falls into two divisions. The “healthcare and strategic data” division comprises services specifically designed for pharmaceutical companies, healthcare professionals and health insurance providers. The “technologies and services” division covers a variety of sectors.

Established as the European leader in its historic core business, Cegedim provides the world’s largest pharmaceutical companies with vital support for successful CRM and helps measure sales & marketing effectiveness. Cegedim’s CRM tools, backed by the Group’s powerful strategic databases, also provide its clients with a clearer picture of their markets and targets, optimizing both strategies and return on investment.

Founded in 1969, and the only European company operating globally in this market, Cegedim employs around 5,000 people and generated turnover of €539 million in 2006 in 75 countries.

Cegedim’s principal offices are located at Cegedim SA, 137, rue d’Aguesseau, 92641 Boulogne-Billancourt Cedex, France and its telephone number is +33.1.49.09.22.00. For additional information about Cegedim and its business, see “Where You Can Find More Information” on page 59.

MergerCo

MergerCo is a New Jersey corporation and an indirect subsidiary of Cegedim. MergerCo was organized solely for the purpose of entering into the merger agreement with Dendrite and consummating the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger. If the merger is consummated, MergerCo will cease to exist following its merger with and into Dendrite.

MergerCo’s mailing address is c/o Cegedim SA, 137, rue d’Aguesseau, 92641 Boulogne-Billancourt Cedex, France and its telephone number is +33.1.49.09.22.00.

Background of the Merger

From time to time, Dendrite has considered various strategic alternatives for maximizing our shareholder value, including a potential transaction with Cegedim. Until recently, none of these discussions led to meaningful negotiations between the parties.

On January 25, 2006, Pierre Marucchi, Managing Director of Cegedim, met with Joseph Ripp, President and Chief Operating Officer of Dendrite, at Mr. Marucchi’s request, to discuss the history of the parties’ strategic discussions to date. At the meeting, Mr. Marucchi indicated Cegedim’s interest in potentially acquiring Dendrite. Mr. Ripp indicated to Mr. Marucchi that communications concerning such strategic discussions should be directed to John Bailye, Chairman and Chief Executive Officer of Dendrite.

On February 14, 2006, Dendrite and JPMorgan entered into an engagement letter pursuant to which Dendrite retained JPMorgan as its financial advisor in connection with certain shareholder matters.

On March 10, 2006, Cegedim delivered to Dendrite an unsolicited expression of interest to acquire all of the outstanding shares of common stock of Dendrite for $16.50 to $17.50 per share. Cegedim’s expression of interest was contingent upon several conditions, including financing, satisfactory due diligence review, the execution of a mutually satisfactory definitive agreement, regulatory and other requisite approvals. The expression of interest stated that the proposal would expire on March 28, 2006.

On March 13, 2006, Mr. Marucchi again spoke with Mr. Ripp and reaffirmed Cegedim’s interest in potentially acquiring Dendrite. Also the same day, the Board met with Dendrite’s management and representatives of JPMorgan and Dendrite’s legal advisor to discuss Cegedim’s expression of interest. At the meeting, the Board was briefed on its fiduciary obligations in considering an expression of interest generally and discussed a process by which Cegedim’s expression of interest would be further considered.

On March 22, 2006, Mr. Marucchi sent a letter to Mr. Ripp informing Mr. Ripp that Cegedim had instructed its financial advisors, SG Americas Securities, LLC (“SG Americas”) and Banc of America Securities Limited (“Banc of America Securities”), to contact Dendrite to discuss Cegedim’s expression of interest and the process for moving forward.

On March 23, 2006, the Board met again to discuss Cegedim’s expression of interest, as well as other strategic alternatives that may be available to Dendrite. Also at this meeting, representatives of JPMorgan discussed with the Board JPMorgan’s preliminary valuation analysis of Dendrite under various scenarios including based on the potential reduction in Dendrite’s business with its largest customer. In addition, representatives of JPMorgan reviewed certain issues surrounding Cegedim’s expression of interest, including financing matters. At this meeting, members of the Board expressed concerns regarding the contingent nature of Cegedim’s expression of interest and the possibility that Cegedim would later reduce the price range indicated in its expression of interest following a due diligence review of Dendrite and as a result of the inherent uncertainty surrounding Dendrite’s business at the time, including its relationship with its largest customer. Based on these factors, it was the sense of the Board that Dendrite should not actively pursue Cegedim’s expression of interest at that time and that further review and analysis of the situation would be necessary. The Board instructed JPMorgan to communicate the Board’s views to Cegedim’s financial advisors.

On March 27, 2006, Jean-Claude Labrune, Cegedim’s Chairman and Chief Executive Officer, corresponded with Dendrite to inquire as to Dendrite’s reaction to Cegedim’s expression of interest and to remind Dendrite that Cegedim’s proposal was scheduled to expire on March 28, 2006. In this correspondence Mr. Labrune stated his preference to discuss with Dendrite a proposed transaction, rather than Cegedim having to take, what he characterized as, the logical next steps.

On March 28, 2006, at Dendrite’s request, JPMorgan communicated with Cegedim’s financial advisors to inform them that the Board would require additional time to consider Cegedim’s expression of interest and that, if desired by Cegedim, certain members of management could be available to discuss the matter.

On March 31, 2006, Mr. Labrune sent a letter to the Board to reiterate Cegedim’s continued interest in pursuing a transaction with Dendrite and requesting that the Board instruct Dendrite’s management and advisors to engage in negotiations with Cegedim’s management and advisors with respect to the proposed transaction.

On April 4, 2006, Mr. Labrune sent a letter to Mr. Bailye, copied to the Board, indicating that he wished to discuss in person the terms, process and timing of a potential transaction between the two companies.

On April 7, 2006, Mr. Bailye responded to Mr. Labrune by agreeing to meet in person sometime after April 20, 2006.

On April 14, 2006, Mr. Labrune sent a letter to Mr. Bailye, copied to the Board, stating that SG Americas and Banc of America Securities were confident that they would be able to arrange and underwrite debt financing for a transaction and that Cegedim believed its offer was a full and fair price and that it provided certainty of value at a meaningful premium. Finally, Mr. Labrune suggested possible times for an in-person meeting.

At a Board meeting held on April 25, 2006, the Board reviewed the status of Cegedim’s expression of interest and was updated on the exchanges between Dendrite and Cegedim.

On May 17, 2006, Messrs. Labrune and Marucchi, on behalf of Cegedim, met in person with Messrs. Bailye and Ripp, on behalf of Dendrite. The Dendrite representatives shared the Board’s reaction to Cegedim’s expression of interest and, in particular, conveyed the Board’s concerns on the contingent nature of Cegedim’s expression of interest. Mr. Bailye also inquired whether Cegedim would be interested in pursuing a joint venture, as an alternative to an acquisition of Dendrite.

On May 24, 2006, Mr. Labrune sent a letter to Mr. Bailye formally declining the proposal for a joint venture and further noting his continued belief that the acquisition of Dendrite by Cegedim for cash consideration was the best strategic alternative for Dendrite. Mr. Labrune noted that Cegedim was also prepared to explore a transaction in which Dendrite shareholders would receive part of the merger consideration in the form of Cegedim stock. Finally, Mr. Labrune noted this proposal expired on May 31, 2006.

On June 2, 2006, Mr. Labrune sent another letter to the Board to reiterate Cegedim’s interest in pursuing a transaction with Dendrite.

On June 5, 2006, the Board responded to Cegedim’s letter of June 2, 2006, noting that Dendrite had asked its management and financial and legal advisors to further analyze Cegedim’s expression of interest.

On June 12, 2006, the Board met with Dendrite’s management and financial and legal advisors to consider possible responses to Cegedim’s expression of interest. At this meeting, representatives of JPMorgan discussed with the Board JPMorgan’s preliminary valuation analysis of Dendrite under two scenarios (one scenario which gave effect to the loss of Dendrite’s U.S. services business with its largest customer and another scenario which assumed the retention of such customer), Dendrite’s stock price and ownership base, recent developments with respect to Cegedim, as well as various other potential strategic alternatives available to Dendrite. Members of the Board then discussed, among other things, the uncertainties surrounding Dendrite’s relationship with its largest customer and the potential loss of future revenues from such customer, as well as the continued and significant decline in Dendrite’s stock price during the preceding seven months. Members of the Board noted that the closing price of Dendrite common stock on June 6, 2006 was $10.49 per share, as compared to the one-year high price of $20.05 per share and the one-year low price of $10.17 per share, as of June 6, 2006. They also noted that the closing price immediately prior to the date of the meeting was $10.06 per share, reflecting a further decline in the stock price. After further discussions, the Board authorized management to propose to Cegedim a two-step process by which Dendrite would explore a possible transaction with Cegedim.

Over the next several days, JPMorgan had several discussions with Cegedim’s financial advisors to review the details of the Board’s proposed process, which contemplated that, after signing a confidentiality agreement, Cegedim would receive limited confidential information with respect to Dendrite to allow Cegedim to confirm its proposal, and then be provided with an opportunity to conduct more extensive due diligence review if Cegedim’s proposal was acceptable to Dendrite. JPMorgan also shared an index of information Dendrite would be prepared to share after execution of the confidentiality agreement. During this period, the parties continued to negotiate the confidentiality and standstill agreement.

At a Board meeting held on July 25, 2006, the Board further reviewed the status of Cegedim’s expression of interest and negotiations with Cegedim on the confidentiality and standstill agreement.

On July 27, 2006, Dendrite and JPMorgan entered into another engagement letter pursuant to which Dendrite retained JPMorgan as their financial advisor in connection with Cegedim’s acquisition proposal and possible alternative change in control transactions involving Dendrite.

On August 30, 2006, Mr. Labrune sent a letter to Mr. Bailye to reiterate Cegedim’s continued interest in pursuing a transaction with Dendrite.

On September 13, 2006, Mr. Bailye responded to Cegedim explaining that Dendrite was willing to discuss the due diligence process and Cegedim’s ability to access confidential information of Dendrite to allow Cegedim to make a fully informed offer. In addition, Mr. Bailye offered to meet with representatives of Cegedim in mid-October to help resolve issues regarding Cegedim’s ability to access certain confidential and/or proprietary information.

On September 20, 2006, Mr. Labrune responded to Mr. Bailye’s letter noting that Cegedim’s proposal stated in the March 10 letter was still open to Dendrite and accepted Mr. Bailye’s invitation to meet in person in mid-October.

At a Board meeting held on October 3, 2006 the Board further reviewed the status of Cegedim’s expression of interest. Also at this meeting, members of the Board were updated on the status of discussions with Dendrite’s largest customer regarding the support service contract that was scheduled to expire in the near future and the potential impact on Dendrite depending on the outcome of these discussions, including the potential adverse effect on Dendrite’s revenues and long-term value, as well as the potential impact on Dendrite’s stock price.

On October 10, 2006, Dendrite issued a press release announcing that its largest customer had extended its existing contract covering Dendrite’s sales force support services in the U.S. through the end of 2007, but that the customer thereafter planned to transition many of these support services in-house and to one or more third-party vendors.

On October 24, 2006, at a meeting of the Board, the independent members of the Board met in executive session to discussion certain matters, including the formation of an ad hoc committee (Special Committee) to assist the Board in its oversight of the Company’s exploration of strategic alternatives, including a potential transaction with Cegedim or other strategic or financial buyers. The independent members of the Board appointed Bernard Goldsmith, Edward Kfoury and Clay Lifflander to serve on the Special Committee.

At a meeting of the Special Committee held on November 1, 2006, at which representatives of JPMorgan and Dendrite’s legal advisor were present, representatives of JPMorgan discussed a list of prospective strategic and financial buyers who could be contacted to solicit their interest in an acquisition of Dendrite. Representatives of JPMorgan and Dendrite’s legal advisor also discussed with the Special Committee the possible process and timing for a potential sale of Dendrite, as well as other strategic alternatives that Dendrite could consider.

Before any prospective buyers were contacted, on November 2, 2006, Dendrite publicly announced that it had received expressions of interest in strategic opportunities, and, as a result, the Board had appointed JPMorgan to advise the Board on its full range of options.

At a meeting of the Special Committee held on November 3, 2006, Mr. Kfoury informed the Special Committee that Mr. Bailye had indicated that he was seeking potential co-investors to make a proposal to acquire Dendrite. The Special Committee discussed the expected roles of the other members of the senior management team who were not expected to be part of Mr. Bailye’s bidding group during Dendrite’s exploration of strategic alternatives. Members of the Special Committee also discussed other implications of a bid by Mr. Bailye and his potential co-investors and the safeguards that the Special Committee should undertake in anticipation of potential conflicts of interest related to Mr. Bailye’s potential role as a bidder. The Special Committee reaffirmed its view that all potential bidders should be treated equally and, if Mr. Bailye decided to become a bidder for Dendrite, that he should receive the same information as other bidders and be subject to the same process as other bidders.

At a meeting of the Special Committee held on November 6, 2006, at which representatives of JPMorgan and Dendrite’s legal advisor were present, representatives of JPMorgan updated the Special Committee on the types of information regarding Dendrite that were contemplated to be provided to potential bidders following their execution of a confidentiality and standstill agreement. Representatives of JPMorgan also discussed the proposed timeline of the possible sale process as well as the potential bidders who might be invited to participate in the process. The Special Committee decided that Dendrite’s financial advisor should begin contacting potential bidders to determine their interest in a possible transaction with Dendrite.

From November 13, 2006 to December 1, 2006, the Special Committee met on several occasions, together with representatives of JPMorgan and Dendrite’s legal advisor, to receive updates on the status of discussions with potential bidders, including questions and requests by the potential bidders and the proposed terms of the confidentiality agreements being negotiated with the potential bidders, and details regarding the process going forward.

The Board met on December 5, 2006 at which time representatives of JPMorgan provided an update on the contacts made with potential bidders and discussed the proposed timeline of the possible sale process. Dendrite’s legal advisor also updated the Board on the status of confidentiality agreements being negotiated with certain bidders. Also at this meeting, members of Dendrite’s management discussed with the Board their views on the future performance of Dendrite, in light of the recent developments relating to Dendrite’s largest customer as announced on October 10, 2006.

On December 6, 2006, Dendrite and Cegedim entered into a confidentiality agreement.

At a meeting of the Special Committee held on December 8, 2006, at which representatives of JPMorgan and Dendrite’s legal advisor were present, representatives of JPMorgan provided an update on the most recent developments with respect to the potential participation of Mr. Bailye in the process as a bidder, including Mr. Bailye’s request that he be permitted to discuss his interest in pursuing an acquisition of Dendrite with potential sources of debt financing. After discussion, the Special Committee decided to allow Mr. Bailye to discuss his potential bid with debt financing sources. Dendrite’s legal advisor reviewed with the Special Committee the legal implications and requirements resulting from Mr. Bailye’s possible participation in the process. Representatives of JPMorgan also presented the proposed terms of the draft bid instruction letter, after which the Special Committee authorized JPMorgan to distribute the bid instruction letter to potential bidders.

The bid instruction letter provided that all first round bids were due on December 19, 2006. At a meeting of the Special Committee held on December 20, 2006, at which representatives of JPMorgan and Dendrite’s legal advisor were present, representatives of JPMorgan summarized the indications of interest received after the first round of the bid process. A total of eight indications of interest were submitted by both strategic and financial buyers, including Cegedim and Mr. Bailye. Cegedim proposed a price range of $14.50 to $16.00 per share in cash, and Mr. Bailye proposed a price of $13.50 per share, but also indicated that the proposed price could be increased subject to further due diligence review. The proposed prices reflected in the indications of interest by the other six bidders ranged from $10.50 to $15.10 per share. Members of the Special Committee suggested that JPMorgan should ask Mr. Bailye to provide the identity of the two private equity firms with which he was considering partnering and to seek direct confirmation from them of the price range indicated in Mr. Bailye’s bid letter. Members of the Special Committee then discussed which bidders should be invited into the second round of the bidding process. Ultimately, all bidders, except for one bidder whose indicative price range was the lowest, were invited to participate in the second round of bidding.

On December 21, 2006, pursuant to JPMorgan’s request, Mr. Bailye provided Dendrite with letters from his two proposed private equity co-investors in connection with Mr. Bailye’s indication of interest to acquire Dendrite. Mr. Bailye noted that he had not at that time decided whether to work with one or both of the private equity firms.

During the balance of December, 2006, the Special Committee met twice to receive updates from representatives of JPMorgan on the discussions with certain bidders and to explore ways to foster higher bids from the bidders remaining in the process.

On January 2, 2007, the members of the Special Committee met with representatives from Dewey Ballantine LLP (“Dewey Ballantine”) to discuss the engagement of Dewey Ballantine as legal counsel to the Special Committee. A member of the Special Committee updated Dewey Ballantine on the process that the Special Committee had undertaken regarding a review of strategic alternatives available to Dendrite. A representative of Dewey Ballantine answered questions posed by various members of the Special Committee. At the conclusion of this discussion, the Special Committee resolved to engage Dewey Ballantine as its legal counsel.

At a meeting of the Special Committee held on January 11, 2007, at which representatives from Dewey Ballantine were present, the Special Committee discussed the current status of management presentations, the establishment of an online due diligence data-room and progress generally towards a second round of bidding.

During the second half of the month of January 2007 through early February 2007, management meetings were held, an on-line due diligence data-room was made available to the bidders and Dendrite responded to various due diligence requests by the bidders.

At a meeting of the Corporate Governance and Nominating Committee of the Board held on January 26, 2007, the Committee considered ratifying the appointment of the Special Committee and further named director John Fazio, in addition to Messrs. Goldsmith, Kfoury and Lifflander, to serve on the Special Committee. The appointment of the Special Committee was subsequently ratified and approved by the independent directors that same day.

A meeting of the Special Committee was also held on January 26, 2007, at which representatives from Dewey Ballantine and JPMorgan were present. Those present discussed the current status of management presentations, due diligence process and progress generally towards a second round of bidding in connection with the process that the Special Committee had undertaken regarding exploration of strategic alternatives. At this point, six primary bidders remained in the process, including Mr. Bailye’s group and Cegedim. The Special Committee discussed the relative strengths of each bidder with Dendrite’s advisors.

Members of the Special Committee also discussed the possibility that the financial bidders may wish to discuss employment arrangements with the current management of Dendrite. A representative of Dewey Ballantine discussed with the Special Committee the high importance that management not discuss any relationships with any bidder until after the Special Committee has selected the superior bidder and that, until such time, management should remain neutral in all respects.

On January 26, 2007, JPMorgan distributed a letter inviting the remaining bidders to submit definitive, binding proposals by February 20, 2007, and subsequently distributed a draft of the merger agreement to such bidders.

On February 20, 2007, definitive bids were due from all remaining bidders. That evening, the Special Committee met, along with representatives from JPMorgan and Dewey Ballantine, to discuss the results of the process. Cegedim submitted its definitive bid letter, stating a proposed purchase price of $16.00 per share, together with a markup of the merger agreement that it was prepared to enter into. Another strategic bidder also submitted a letter to Dendrite. In addition, representatives of JPMorgan briefed the committee on verbal interest expressed by several financial bidders. A representative of Dewey Ballantine reviewed Cegedim’s comments to the proposed merger agreement with the members of the Special Committee. After discussing the results of the process, the members of the Special Committee agreed that Cegedim’s proposal was superior to all others but also decided that discussion should be continued with the other strategic bidder. That evening and over the next few days JPMorgan discussed with Cegedim’s financial advisors Cegedim’s proposal and whether Cegedim would be willing to increase the proposed purchase price. Cegedim’s financial advisors informed JPMorgan that Cegedim was not prepared, at that time, to increase its proposed purchase price. At the same time, JPMorgan continued discussions with the other strategic bidder in order to solicit a formal proposal that would be superior to Cegedim’s proposal.

From February 23, 2007 through March 1, 2007, representatives from Cegedim and its advisors, on the one hand, and JPMorgan, Dewey Ballantine and, as necessary, members of Dendrite’s management, on the other hand, negotiated the terms of the merger agreement.

A meeting of the Special Committee was held on February 23, 2007, which was also attended by representatives of Dewey Ballantine and JPMorgan. Those present discussed the results of the latest negotiations with Cegedim on the terms of the proposed transaction. Following the meeting of the Special Committee, the entire Board met. Also present were representatives of Dewey Ballantine and JPMorgan. The Board was updated on the bidding process. A representative of JPMorgan reviewed with the Board Cegedim’s final bid. The Board was then informed of the nature and progress of discussions with Cegedim since receiving Cegedim’s final bid. Representatives of Dewey Ballantine and JPMorgan discussed with the Board the outstanding tasks to be completed within the diligence process as well as points still to be negotiated before a merger agreement could be signed.

The Special Committee met again on February 28, 2007. Also present at this meeting were representatives of Dewey Ballantine and JPMorgan. A representative of Dewey Ballantine reviewed with the members of the Special Committee their fiduciary duties. The Special Committee was then provided with an update on the status of negotiations with Cegedim on the merger agreement, and a representative of Dewey Ballantine reviewed in detail the terms of the merger agreement for the Special Committee. Following a discussion of the terms of the merger agreement, a representative of JPMorgan described JPMorgan’s preliminary valuation analysis. After considering the proposed terms of the merger agreement and the presentations of its legal and financial advisors, the members of the Special Committee resolved to authorize management and the financial and legal advisors to finalize the negotiations with Cegedim on the merger agreement.

On March 1, 2007, the Special Committee and the rest of the members of the Board met. Also present were representatives of Dewey Ballantine, JPMorgan and Day Pitney LLP, Dendrite’s regular outside legal counsel. A representative of Dewey Ballantine informed the members of the Board of their fiduciary duties and then reviewed with the Board the significant terms of the merger agreement with Cegedim. A representative of JPMorgan described JPMorgan’s valuation analysis and delivered its verbal opinion, subsequently confirmed in writing, that the consideration to be paid in the proposed merger to Dendrite shareholders was fair from a financial point of view to such shareholders. The Special Committee then unanimously resolved that the proposed merger was advisable and fair to, and in the best interests of, Dendrite and its shareholders and recommended to the Board that the Board approve and declare advisable the merger agreement and the merger and that the Board resolve to recommend that Dendrite’s shareholders approve the merger agreement. Following further discussion among and questions by the members of the Board to the Special Committee, as well as Dendrite’s legal advisor and financial advisor, the Board, by unanimous action of all members, approved and declared advisable the merger agreement and the merger and resolved to recommend that Dendrite’s shareholders approve the merger agreement. Later that day, the parties executed and entered into the merger agreement and, on March 2, 2007, prior to the opening of the trading on Nasdaq, the parties issued a joint press release announcing that they had entered into the merger agreement.

Reasons for the Merger; Recommendation of the Special Committee and Our Board

Special Committee

The Special Committee unanimously (i) determined that the merger is advisable and fair to, and in the best interests of, Dendrite and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended to the Board that it approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended to the Board that it recommend to Dendrite’s shareholders that they approve the merger agreement.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the merger, each of which the Special Committee believed supported its decisions:

•       its belief, after a thorough, independent review, that the merger was more favorable to the shareholders than the potential value that might result from other alternatives available to Dendrite, including remaining an independent company and pursuing the current business plan, pursuing a leveraged buyout transaction with another private equity firm, or pursuing a sale to or merger with a company in the same industry, given the potential rewards, risks and uncertainties associated with those alternatives;

•       its belief that no other alternative reasonably available to Dendrite and its shareholders would provide greater value to shareholders within a timeframe comparable to that in which the merger would be completed, and the fact that the cash merger consideration of $16.00 per share allows Dendrite’s shareholders to realize in the near term a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•       the merger consideration of $16.00 per share of our common stock represents a meaningful premium to recent historical trading prices of our common stock. The per share common stock merger consideration represents a 25.6% premium over the closing price of our common stock on February 28, 2007, the last trading day prior to the execution of the merger agreement; a 46.1% premium over the closing price of our common stock on February 16, 2007, the last trading day prior to the due date for final bids, and a 56.3% premium over the closing price of our common stock on November 1, 2006, the last trading day prior to our public announcement that the Board appointed JPMorgan to advise a range of strategic alternatives;

•       its belief that Dendrite’s stock price was not likely to trade at or above $16.00 in the near future. The Special Committee based this belief on a number of factors, including its familiarity with the business, operations, properties and assets of Dendrite; financial condition, business strategy, and prospects of Dendrite (as well as the risks involved in achieving those prospects); the nature of the industries in which Dendrite competes; industry trends; and economic and market conditions, both on a historical and on a prospective basis;

•       the financial presentations of JPMorgan and its opinion to the effect that, as of March 1, 2007, the cash consideration to be received by Dendrite’s shareholders in the merger was fair to such holders from a financial point of view;

•       the efforts made by the Special Committee and its advisors to negotiate a merger agreement favorable to Dendrite and its shareholders and the financial and other terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to a financing condition and the risks relating to antitrust approval were being born by Cegedim;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, Dendrite, prior to the approval of the merger agreement by our shareholders, may respond to unsolicited acquisition proposals under certain circumstances;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, Dendrite is permitted to terminate the merger agreement, prior to the approval of the merger agreement by our shareholders, to approve an alternative transaction proposal by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Cegedim of a $22,200,000 termination fee; and

•       the commitment made by Cegedim and MergerCo to treat Dendrite’s employees in a fair and equitable manner, including to provide each employee of Dendrite and its subsidiaries for a specified period with employee compensation and benefits that are no less favorable in the aggregate than those provided under Dendrite’s compensation and benefit plans, programs, policies, practices and arrangements in effect at the closing of the merger.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger and the merger agreement including the following:

•       the possibility that Cegedim may be unable to obtain the financing proceeds, including obtaining the debt financing proceeds from its lenders;

•       the risks and costs to Dendrite if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•       the fact that Dendrite’s shareholders whose shares are acquired for cash in the merger will not participate in any future earnings or growth of Dendrite and will not benefit from any appreciation in the value of Dendrite;

•       the fact that we may be obligated to pay Cegedim a termination fee of $22,200,000 if we or Cegedim terminate the merger agreement under certain circumstances, which may discourage others from proposing an alternative transaction with us;

•       the restrictions on the conduct of Dendrite’s business prior to the consummation of the merger, requiring Dendrite to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may delay or prevent Dendrite from undertaking business opportunities that may arise pending completion of the merger; and

•       the fact that an all-cash transaction would be taxable to Dendrite’s shareholders that are U.S. persons for U.S. federal income tax purposes.

This discussion summarizes the material factors considered by the Special Committee in its consideration of the merger. After considering these factors, the Special Committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board

The Board, by unanimous action of all members and acting upon the unanimous recommendation of the Special Committee, has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Dendrite and its shareholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that Dendrite’s shareholders approve the merger agreement.

In reaching these determinations, the Board considered (i) a variety of business, financial and market factors, (ii) the financial presentation of JPMorgan, including the opinion of JPMorgan as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Cegedim or its affiliates or holders of excluded shares, appraisal shares and rollover shares) of the cash merger consideration, (iii) each of the factors considered by the Special Committee in its unanimous recommendation, as described above and (iv) the unanimous recommendation of the Special Committee.

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the merger. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if deemed necessary or appropriate.

Opinion of JPMorgan Securities Inc.

Pursuant to an engagement letter dated July 27, 2006, we retained JPMorgan as our financial advisor in connection with a possible sale or other change in control transaction involving Dendrite.

At a meeting of the Board held on March 1, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in a written opinion, to the Board that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of JPMorgan, dated March 1, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The summary of JPMorgan’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We urge our shareolders to read the opinion carefully and in its entirety. JPMorgan provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. JPMorgan’s written opinion, addresses only the consideration to be paid in the merger, which was determined in negotiations between us and Cegedim, and does not address any other matter. JPMorgan’s opinion does not constitute a recommendation to any shareholder of Dendrite as to how such shareholder should vote at the special meeting with respect to the merger or any other matter, and should not be relied upon by any shareholder as such.

In connection with rendering its opinion, JPMorgan, among other things:

•       reviewed a draft of the merger agreement dated February 28, 2007;

•       reviewed certain publicly available business and financial information concerning us and the industries in which we operate;

•       compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•       compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•       reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•       performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of our management with respect to certain aspects of the merger, our past and current business operations, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities. JPMorgan did not evaluate the solvency of our company or of Cegedim under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that the financial analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement does not differ in any material respect from the draft furnished to it. JPMorgan assumed that the representations and warranties made by us and Cegedim in the merger agreement were true and correct in all ways material to its analysis. JPMorgan is not a legal, regulatory or tax expert and it relied on the assessments made by advisors to us with respect to such issues. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on us.

JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the merger and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, stock options or warrants, creditors or other constituencies of ours or as to our underlying decision to engage in the merger.

Summary of JPMorgan’s Analyses

In connection with its opinion, JPMorgan performed the following financial analyses:

•       Common stock trading analysis;

•       Comparable company trading multiples analysis;

•       Precedent transaction multiples analysis;

•       Discounted cash flow analysis; and

•       Leveraged buyout analysis.

In the comparable company trading multiples analysis, precedent transaction multiples analysis, and leveraged buyout analysis, JPMorgan determined the implied value of our common stock based on the financial plan prepared by our management, which we refer to as the management case. The discounted cash flow analysis was prepared using both the management case and consensus equity analyst projections, which we refer to as the street case. Our management case projections consisted of more detailed financial projections for fiscal years 2007 through 2009 that were previously approved by the Board and management extensions of those projections for fiscal years 2010 to 2016. The street case was based on consensus estimates for 2007 and 2008 and extensions of those projections for 2009 to 2016. All market data used by JPMorgan in its analyses was as of February 28, 2007.

The following paragraphs summarize but do not purport to be complete descriptions of the analyses JPMorgan performed. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary descriptions. The following summary and the analyses performed by JPMorgan must be considered as a whole and selecting portions of the following summary and the analyses performed by JPMorgan, without considering all of its analyses as a whole, could create an incomplete view of the process or assumptions underlying JPMorgan’s analyses and opinion. In arriving at its opinion, JPMorgan considered all of the financial analyses that it performed and did not attribute any particular weight to any individual analysis or factor that it considered or reach any specific conclusion with respect to any individual analysis. Rather, JPMorgan made its determination as to the fairness to our shareholders, from a financial point of view, on the basis of JPMorgan’s experience and professional judgment after considering the results of all of the analyses performed by it. Analyses that are based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, the forecasts and analyses made or used by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

JPMorgan’s opinion was one of many factors that the Board considered in making its determination to recommend that our shareholders adopt the merger agreement. You should not view the analyses of JPMorgan as a determination of the opinion of the Board with respect to our value.

Common Stock Trading Analysis

JPMorgan reviewed the closing prices of Dendrite for the last 12 months, during which time Dendrite common stock traded at a 52 week high of $15.13 per share and a 52 week low of $8.22 per share. JPMorgan noted that the closing price of Dendrite common stock on November 1, 2006, which was the last trading day prior to Dendrite’s announcement of JPMorgan’s engagement to assist Dendrite in exploring strategic alternatives, was $10.24 per share. JPMorgan also noted the closing price on February 16, 2007, which was the last trading day prior to the date on which the final bids were due, was $10.95 per share and the closing price on February 28, 2007, which was the last trading day prior to the public announcement of the merger, was $12.74 per share.

Purely for reference purposes, JPMorgan noted that the $16.00 consideration in connection with the merger represented the following premiums:

•       Premium to 52 week high ($15.13): 5.8%

•       Premium to 52 week low ($8.22): 94.6%

•       Premium to price prior to the announcement of the merger ($12.74): 25.6%

•       Premium to price prior to final bid date ($10.95): 46.1%

•       Premium to price prior to announcement of JPMorgan’s engagement ($10.24): 56.3%

Comparable Company Trading Multiples Analysis

Using publicly available information, JPMorgan calculated both the ratio of the share price to the estimated earnings per share, which we refer to as EPS, for calendar year 2008 and the ratio of firm value to estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for calendar year 2008 for publicly traded companies that JPMorgan deemed to be comparable in operations to Dendrite. JPMorgan calculated the firm value of each of those companies by first adding the sum of the company’s long-term and short-term debt to the sum of the market value of such company’s common equity, the book value of such company’s preferred stock and the book value of such company’s minority interests (when applicable), and then subtracting from that result such company’s cash and cash equivalents. JPMorgan also calculated the corresponding ratio of share price to EPS and ratio of firm value to EBITDA for Dendrite. For the comparable companies, estimated EPS and EBITDA were based on consensus equity research estimates. For Dendrite, estimated EPS and EBITDA were based on our management case.

JPMorgan determined that the following companies were relevant to an evaluation of Dendrite based on JPMorgan’s view of the comparability of the operating and financial characteristics of these companies to Dendrite:

•       IMS Health Incorporated

•       Cerner Corporation

•       Inventiv Health Incorporated

•       Eclipsys Corporation

•       Quality Systems Incorporated

•       Trizetto Group Incorporated

•       Cegedim SA

•       Phase Forward Incorporated

•       Computer Programs & Systems Incorporated

•       Unica Corporation

JPMorgan calculated an implied per share valuation range for Dendrite by applying ranges of multiples derived from this analysis to our management case projections of 2008 EPS and EBITDA. A range of multiples of 14.0 to 20.0 was applied to the 2008 EPS projections and a range of multiples of 7.0 to 9.0 was applied to the 2008 EBITDA projections. Based on this analysis, JPMorgan derived an implied per share range of values for Dendrite of approximately $5.60 to $8.00 based on EPS and $10.30 to $12.70 based on EBITDA. The maximum of each of these implied per share valuation ranges is less than the $16.00 offered for each share of our common stock in the merger.

Precedent Transaction Multiples Analysis

Using publicly available information, JPMorgan examined the following selected transactions:

Announcement date	Acquirer	Target
Nov-06	McKesson Corporation	Per-Se Technologies, Incorporated
Sep-06	The Trizetto Group, Incorporated	Quality Care Solutions, Incorporated
Aug-06	Sage Software, Incorporated	Emdeon Practice Services, Incorporated
Jan-06	Allscripts Healthcare Solutions, Incorporated	A4 Health Systems, Incorporated
Sep-05	General Electric Corporation	IDX Systems Corporation
Aug-05	Per-Se Technologies, Incorporated/Wolters Kluwer NV	NDCHealth Corporation
Jul-05	VNU NV (withdrawn)	IMS Health, Incorporated
Jul-05	Koninklijke Philips Electronics NV	Stentor, Incorporated
Jun-05	McKesson Corporation	Medcon Limited
Apr-05	Accenture Limited	Cap Gemini SA (US Healthcare Unit)
Jan-05	Merge Technologies Incorporated	Cedara Software Corporation
Jan-05	Elekta AB	IMPAC Medical Systems, Incorporated
Jan-05	Agfa-Gevaert NV	Gesselschaft fur Wirtschaftsberatung und Informatik AG
Dec-04	Affiliated Computer Services, Incorporated	Superior Consultant Holdings Corporation
Nov-04	Cerner Corporation	VitalWorks, Incorporated
Jul-04	WebMD Corporation	VIPS Incorporated
Dec-03	WebMD Corporation	Medifax-EDI LLC
Dec-03	ProxyMed Incorporated	PlanVista Corporation
Sep-03	Isoft Group Plc	Torex Plc
Jul-03	Eastman Kodak Corporation	PracticeWorks, Incorporated
Apr-03	WebMD Corporation	Dakota Imaging, Incorporated
May-02	McKesson Corporation	A.L.I. Technologies Incorporated
Jun-01	Misis Plc	Sunquest Information Systems Incorporated
Jan-00	Koninklijke Philips Electronic NV	MedQuist, Incorporated
May-00	The TriZetto Group, Incorporated	Erisco Managed Care Technologies
Feb-00	Siemens AG	Shared Medical Systems Corporation

JPMorgan calculated the transaction value in the selected transactions as multiples of the last twelve months of EBITDA prior to the announcement of the transaction. JPMorgan calculated the transaction value for purposes of this analysis by first adding the target company’s sum of its long-term and short-term debt to the sum of the value of the target company’s common equity based on the price per share at which the acquirer intended to purchase the target company’s common equity, the book value of the target company’s preferred stock and the book value of the target company’s minority interests (where applicable), and then subtracting from that result the target company’s cash and cash equivalents. JPMorgan noted that the merger and acquisition transaction environment varies over time. JPMorgan also noted that no transaction reviewed by JPMorgan was directly comparable to the merger and that, accordingly, its analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of ours relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

Based on this analysis, JPMorgan then calculated an implied per share valuation range for Dendrite by applying a range of multiples of 10.0 to 15.0 to our management case projection of EBITDA for the twelve months ending June 30, 2007 adjusted for the non-recurring Pfizer U.S. revenue. Based on this analysis, JPMorgan derived an implied per share range of values for Dendrite of approximately $9.10 to $12.70. The maximum of the implied for share valuation range is less than the $16.00 offered per each share of our common stock in the merger.

Discounted Cash Flow Analysis

JPMorgan conducted a discounted cash flow analysis of Dendrite to calculate a range of implied per share values. JPMorgan performed its analysis based on both our management case projections, street projections and certain other publicly available information. Using discount rates ranging from 10% to 12%, JPMorgan estimated a range of present values for the future free cash flows that Dendrite could generate. The discount rates utilized were chosen based upon an analysis of Dendrite’s weighted average cost of capital. Dendrite’s terminal value was calculated using perpetuity growth rates ranging from 3% to 5%. The analysis yielded a range of per share implied values for Dendrite of approximately $11.00 to $16.10 based on the management case and $9.20 to $13.10 based on the street case. The maximum of the management case implied per share valuation range is in-line with the $16.00 offered for each share of our common stock in the merger. The maximum of the street case implied per share valuation range is below the $16.00 offered for each share of our common stock in the merger.

Leveraged Buyout Analysis

JPMorgan also analyzed Dendrite from the perspective of a potential financial buyer that would effect a leveraged buyout of Dendrite. JPMorgan observed the 5 year internal rates of return on a potential equity investment based on the management case and assumed a desired internal rate of return on equity investment of 25% to 30%. The analysis yielded a range of per share implied values for Dendrite of approximately $11.80 to $13.50. The maximum of this implied per share valuation range is below the $16.00 offered for each share of our common stock in the merger.

Miscellaneous

The Board selected JPMorgan to render its opinion in connection with the merger because of JPMorgan’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because JPMorgan is familiar with us and our business.

Pursuant to the terms of the engagement letter, JPMorgan will receive an aggregate of approximately $7.5 million from us for its services as our financial advisor in connection with the merger, including, among other things, delivering its opinion. A substantial portion of JPMorgan’s fee is contingent upon consummation of the merger. In addition, we have agreed to indemnify JPMorgan and its affiliates from and against certain liabilities arising from its engagement as our financial advisor in connection with a possible sale or other change in control of Dendrite, including liabilities under securities laws, and, subject to limited exceptions, to reimburse JPMorgan and its affiliates for all reasonable expenses incurred by them in investigating, preparing or defending any action or proceeding arising out of its provision of services as our financial advisor. In addition, we have agreed to reimburse JPMorgan for its reasonable expenses incurred by it in connection with its provision of services to us, including reasonable fees of outside counsel and other professional advisors. JPMorgan and its affiliates have performed in the past, and may continue to perform, certain services for Dendrite and its affiliates, all for customary compensation, including acting as the sole arranger of a $30 million revolving credit facility in 2005, and providing various strategic advisory services. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the equity securities of Dendrite or Cegedim for its own account or for the accounts of its customers and, accordingly, it may at any time hold long or short positions in such securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our shareholders generally. These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our shareholders generally. Our Board and Special Committee were aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of the approval of the merger agreement.

Beneficial Ownership of Directors and Executive Officers

As of April 5, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 8,756,227 shares of common stock, or approximately 19.6% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Employment Agreements:  Change in Control Provisions and Gross-Up Payments

In accordance with the terms of their employment agreements, as amended, certain of our executive officers may be entitled to cash severance payments, including tax gross-up payments, and continued benefits that will be triggered if their employment terminates under certain circumstances during the 12-month period (or, in the case of John Bailye, the three-year period) immediately following a “change in control” (which term includes the consummation of the merger).

On May 16, 2006, the Company entered into an employment agreement with its Chairman of the Board and Chief Executive Officer, John E. Bailye, replacing Mr. Bailye’s prior employment agreement dated March 25, 1997. Under the agreement, in the event Mr. Bailye’s employment is terminated by the Company other than for “cause”, death or disability, or he terminates his employment for “good reason”, in each case within three years following a change in control (which term includes shareholder approval of the merger agreement), he is entitled to (i) base salary through the date of termination, (ii) severance payments equal to three times the sum of his annual base salary plus target bonus, payable in a lump sum within 30 days of the date of termination, (iii) a payment equal to his pro-rata bonus for the year of termination, (iv) continuation of medical and dental benefit coverage for Mr. Bailye and his family for three years, (v) maintenance by the Company, for six (6) years following termination, of the Company’s directors’ and officers’ liability insurance substantially in accordance with the Company’s existing coverage and (vi) immediate vesting of all outstanding stock options and the elimination of all contractual sales restrictions on such stock options. Mr. Bailye is also entitled to a tax gross-up payment (the terms of which were clarified in a resolution adopted by the Compensation Committee of the Board (the “Compensation Committee”) dated March 1, 2007) in the event that any payments made to him are subject to an excise tax under Code Section 280G. On March 1, 2007, Mr. Bailye and Cegedim entered into a letter agreement providing that, immediately following the effective time of the merger, his employment with Dendrite shall be terminated, with such termination to be deemed to have been without cause and, in accordance with such, Mr. Bailye shall be entitled to the severance payments and other benefits set forth in his employment agreement with Dendrite.

On February 13, 2006, the Compensation Committee approved amendments to the employment agreements entered into with certain of its executive officers, including President and Chief Operating Officer Joseph Ripp, Executive Vice President and Chief Financial Officer Jeffrey Bairstow, Senior Vice President, General Counsel and Secretary Christine Pellizzari, President, Global Business Natasha Giordano, Senior Vice President and Chief Technology Officer Garry D. Johnson, President, Asia Pacific Jean-Paul Modde and President, Sales Solutions Mark Theilken. A similar amendment was adopted with respect to Carl Cohen on June 28, 2006. The amendments provide that upon a termination of the executive officer’s employment by the Company without cause or the termination by the executive officer for good reason, each within one year following a change in control (which term includes consummation of the merger), the executive officer will be entitled to (i) base salary through the date of termination, (ii) severance payments in a lump sum amount equal to the sum of twenty-four months base salary plus two times the executive officer’s target bonus, (iii) payment of a pro-rated target bonus amount for the year in which the date of termination occurs, (iv) continued “COBRA” coverage under the Company’s group health plan for the twenty-four month period beginning on the date of termination (which coverage shall cease in the event the executive officer becomes reemployed by, and eligible to receive heath benefits from, another employer), and (v) immediate vesting of all stock options and restricted stock or other outstanding equity awards granted to the executive officers and the lifting of all contractual sale conditions thereon.

The above amendments to the employment agreements of Mr. Ripp, Mr. Bairstow, Ms. Pellizzari, Ms. Giordano, Mr. Johnson, Mr. Modde, Mr. Theilken and Mr. Cohen also provided that if it is determined that any actual or potential payment by the Company, including a severance payment made upon a change in control, would subject the executive officer to the imposition of an excise tax under Code Section 4999, then the Compensation Committee may either (i) reduce the change in control severance payment to avoid the excise tax or (ii) pay to the executive officer a “gross-up” payment which takes into account income, employment and excise tax liabilities resulting from the payment. Pursuant to amendments to the above employment agreements authorized by a resolution of the Compensation Committee, dated March 1, 2007, in the event the merger is consummated, the Company shall pay the applicable “gross-up” payment for the benefit of each affected executive officer.

On September 19, 2006, the Company entered into an employment agreement with James Young Senior Vice President and Chief Human Resources Officer which provides, in part, that upon a termination of Mr. Young’s employment (a) by the Company for any reason other than “cause”, disability or death or (b) the termination by Mr. Young for “good reason,” each within one year following a change in control (which term includes the consummation of the merger), Mr. Young will be entitled to (i) base salary through the date of termination, (ii) severance payments in a lump sum amount equal to the sum of twenty-four months base salary plus two times Mr. Young’s final annual target bonus, (iii) continued “COBRA” coverage under the Company’s medical and dental plan for the twenty-four month period beginning on the date of termination (which coverage shall cease in the event the executive officer becomes reemployed by, and eligible to receive health benefits from, another employer), and (iv) immediate vesting of all stock options and restricted stock or other outstanding equity awards granted to Mr. Young and the lifting of all contractual sale conditions thereon. Pursuant to an amendment to his employment agreement authorized by a resolution of the Compensation Committee, dated March 1, 2007, in the event the merger is consummated, the Company shall pay a tax “gross-up” payment in the event that any payment to him is subject to an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code’’).

On February 28, 2007, the Compensation Committee approved an amendment to the employment agreement, dated June 15, 2005, entered into between the Company and Mario Mauri.  The amendment provides that upon a termination of Mr. Mauri’s employment (a) by the Company for any reason other than “cause”, disability or death or (b) by Mr. Mauri for good reason, each within one year following a change in control (which term includes consummation of the merger), Mr. Mauri will be entitled to (i) base salary through the date of termination and (ii) severance payments in a lump sum amount equal to the sum of twenty-four months base salary plus two times Mr. Mauri’s target bonus.  In addition, if Mr. Mauri's employment is terminated by the Company as described in (a) above, he shall also be entitled to payment of a pro-rated target bonus amount for the year in which the date of termination occurs.  Mr. Mauri shall also be entitled to the immediate vesting of all stock options and restricted stock or other outstanding equity awards granted to him and the lifting of all contractual sale conditions thereon.

The employment agreements discussed herein generally define “Cause” as an executive officer’s (i) gross misconduct in respect of his duties to the Company, (ii) engagement in an indictable offense either related to his duties or likely to have a material adverse impact on the Company, (iii) commission of a willful or intentional act which materially injures (or could be expected to injure) the Company, or (iv) engagement in grossly negligent conduct which materially injures (or could be expected to injure) the Company. “Good reason” is generally defined as, without the written consent of the executive officer, (i) the assignment of duties or responsibilities materially and adversely inconsistent with his or her position or a material diminution thereof, (ii) the Company’s material breach of the employment agreement, (iii) relocation of the executive officer outside of a thirty-five mile radius from his or her office on the change in control date, (iv) a failure to continue in effect, or a material and adverse reduction in benefits under, any welfare benefit plan in which the executive officer is a participant unless comparable benefits are otherwise afforded or the action is required by applicable law, and (v) the failure of a successor entity to assume the obligations under the applicable employment agreements upon a change in control.

Assuming that each executive officer is either (i) terminated by the Company without cause or (ii) terminates his employment for good reason, each within one year following the consummation of the merger (or, in the case of Mr. Bailye, within three years following the consummation of the merger), the value of cash severance benefits (including potential Code Section 280G gross-up payments, if applicable) that would be payable following the merger is as follows:

Name	Potential Cash Severance Benefits
John E. Bailye	$5,332,155
Joseph A. Ripp	$7,518,871
Jeffrey J. Bairstow	$2,923,530
Christine A. Pellizzari	$1,456,106
Natasha Giordano	$1,922,251
Garry D. Johnson	$1,433,428
Jean-Paul Modde	$1,227,489
Mark Theilken	$1,916,186
Carl Cohen	$1,981,372
James Young	$1,314,268
Mario Mauri	$848,212

Treatment of Stock Options Held by Directors and Executive Officers

In the event of the consummation of the merger:

•       All unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested and, if not exercised prior to the effective time of the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option.

•       All vested options to purchase shares of our common stock held by our directors and executive officers, if not exercised prior to the effective time of the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $16.00 over the applicable per share exercise price and (ii) the number of shares subject to the vested portion of the option.

As of the record date, there were approximately 5,054,247 shares underlying outstanding stock options granted to directors and executive officers under our equity incentive plans. The following table identifies, for each of our directors and executive officers, the aggregate number of shares of common stock subject to outstanding vested and unvested options as of March 16, 2007, the aggregate number of shares of common stock subject to outstanding unvested options that will become vested in connection with the consummation of the merger, the weighted average exercise price and value of such unvested options, and the weighted average exercise price and value of vested and unvested options. The information assumes that all options remain outstanding on the closing date of the merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Values of Unvested Options(1)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options(2)
Directors
John A. Fazio	144,000	4,000	$10.65	$21,400.00	$14.77	$323,930.00
Bernard Goldsmith	241,767	4,000	$10.65	$21,400.00	$12.10	$1,133,358.83
Edward Kfoury	208,767	4,000	$10.65	$21,400.00	$14.64	$505,586.33
Peter Ladell	17,000	4,000	$10.65	$21,400.00	$15.06	$38,840.00
Clay Lifflander	4,800	4,800	$10.67	$25,592.00	$10.67	$25,592.00
Paul Margolis	231,767	4,000	$10.65	$21,400.00	$12.34	$1,040,940.93
John Martinson	283,767	4,000	$10.65	$21,400.00	$11.38	$1,508,232.53
Peter Tombros	21,000	4,000	$10.65	$21,400.00	$16.58	$28,360.00
Patrick Zenner	178,290	4,000	$10.65	$21,400.00	$13.82	$497,334.58
Executive Officers
John E. Bailye	1,430,104	—	—	—	$16.41	$2,392,659.51
Joseph A. Ripp	500,000	—	—	—	$17.55	—
Jeffrey J. Bairstow	275,000	—	—	—	$14.39	$442,750.00
Christine A. Pellizzari	213,553	—	—	—	$15.78	$519,381.29
Natasha Giordano	178,077	—	—	—	$13.77	$603,999.91
Garry D. Johnson	203,855	542	$8.50	$4,065.00	$14.33	$401,042.50
Jean-Paul Modde	429,500	125	$12.79	$401.25	$13.91	$1,578,605.25
Mark Theilken	310,000	—	—	—	$15.35	$259,480.00
Carl Cohen	100,000	100,000	$9.38	$662,000.00	$9.38	$662,000.00
James Young	60,000	60,000	$9.95	$363,000.00	$9.95	$363,000.00
Mario Mauri	23,000	834	$12.79	$2,677.14	$14.20	$45,060.00

(1)          Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $16.00 and the weighted average exercise price of the unvested options.

(2)          Illustrates the economic value of all vested and unvested options to be cancelled and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares subject to vested and unvested options with grant prices below $16.00 (the per share amount of merger consideration) by the difference between $16.00 and the weighted average exercise price of all such options. All vested and unvested options with grant  prices above $16.00 (the per share amount of merger consideration) will be cancelled upon consummation of the merger and, while such options are considered to determine the weighted average exercise price of all vested and unvested options, such options do not affect the calculation of the value of all vested and unvested options to be cashed out in connection with the merger.

Treatment of Restricted Stock Units Held By Directors and Executive Officers

In the event of the and executive officers consummation of the merger, all unvested restricted stock unit awards held by our directors and executive officers will be cancelled and the holder will be entitled to receive a cash payment equal to $16.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock underlying the restricted stock unit award.

As of the record date, there were approximately 1,524,204 shares of restricted stock units granted under our equity incentive plans. The following table identifies, for each of our directors and executive officers, the aggregate number of shares of restricted stock units that will become vested in connection with the consummation of the merger. The information assumes that all restricted stock units remain outstanding on the closing date of the merger.

Name	Aggregate Shares Subject to Restricted Stock Units	Value of Shares of Restricted Stock Units(1)
Directors
John Fazio	8,300	$132,800
Bernard Goldsmith	8,300	$132,800
Edward Kfoury	14,940	$239,040
Peter Ladell	8,300	$132,800
Clay Lifflander	5,000	$80,000
Paul Margolis	8,300	$132,800
John Martinson	8,300	$132,800
Peter Tombros	8,300	$132,800
Patrick Zenner	8,300	$132,800
Executive Officers
John E. Bailye	225,000	$3,600,000
Joseph A. Ripp	307,666	$4,922,656
Jeffrey J. Bairstow	104,000	$1,664,000
Christine A. Pellizzari	58,000	$928,000
Natasha Giordano	76,498	$1,223,968
Garry D. Johnson	40,000	$640,000
Jean-Paul Modde	50,000	$800,000
Mark Theilken	50,000	$800,000
Carl Cohen	33,000	$528,000
James Young	26,000	$416,000
Mario Mauri	40,000	$640,000

(1)          Illustrates the economic value of all shares of restricted stock units, as applicable, that will become fully vested and cashed out in connection with the merger by multiplying (for each individual) the aggregate number of restricted stock units by $16.00 (the per share amount of merger consideration).

Deferred Compensation Plan

The Dendrite Deferred Compensation Plan provides that upon a change in control (which term includes the consummation of the merger), any unvested Deferral Account (as defined in the plan) balance will become fully vested. There are no unvested Deferral Account balances. As a result, no unvested Deferral Account balances will vest in connection with the consummation of the merger.

Employee Stock Purchase Plan

On March 1, 2007, the Compensation Committee unanimously adopted a resolution to the effect that because there were insufficient shares of common stock available under the Dendrite Employee Stock Purchase Plan (“ESPP”) to deliver a sufficient number of shares that would otherwise have been purchased by participants in the ESPP during the “fourth quarter 2006” offering period and the “first quarter 2007” offering period, the Company will make a cash payment in lieu thereof to such participants at the closing of the merger, calculated as follows:

•       with regard to the fourth quarter 2006 offering period, the amount actually deferred under the ESPP by the participant for such offering period, plus an additional amount equal to the product of (x) the per share merger consideration ($16.00) less the discounted purchase price applicable under the ESPP for the fourth quarter 2006 offering period, and (y) the theoretical number of shares the participant would have “purchased” under the ESPP in the fourth quarter 2006 offering period had there been sufficient additional shares; and

•       with regard to the first quarter offering period 2007, an amount equal to the amount actually deferred under the ESPP by the participant for such offering period, plus an additional amount equal to the product of (x) the per share merger consideration ($16.00) less the discounted purchase price applicable under the ESPP for the first quarter 2007 offering period, and (y) the theoretical number of shares the participant would have “purchased” under the ESPP in the first quarter 2007 offering period had there been sufficient additional shares.

Accelerated Bonus Payments

On February 27, 2006 the Compensation Committee approved a bonus arrangement for Mr. Ripp and Mr. Bairstow under which incentive payments in specific, equal amounts, may be made based on appreciation in the Company’s common stock in excess of three targeted levels which can be met at any point during a four (4) year period. The targeted levels are based on the average daily closing price of the Company’s common stock for a forty-five (45) consecutive trading day period. Up to two-thirds of the potential bonus may be earned no sooner than the end of two years and would be payable within thirty days from the second anniversary date, and one-third may be earned no sooner than the end of three years and would be payable within thirty days from the third anniversary date, in each case so long as the stock price is not less than the particular targeted level as of the applicable payment date (otherwise it would be paid twelve months later, or, if sooner, March 31, 2010).

The maximum bonus award under the arrangement is $2.0 million for Mr. Ripp and $350,000 for Mr. Bairstow, less applicable taxes. The full bonus award, less any amounts previously paid under the agreement, is payable upon a change in control (which term includes the consummation of the merger), and no portion of such incentive bonus shall be used in calculating the amount of any other severance, termination pay, change-in-control compensation or other amounts related to employment termination. To date, no payments have been made under this agreement. Assuming no such payments are made prior to the merger effective date, upon the consummation of the merger, Mr. Ripp shall be entitled to an accelerated bonus amount equal to $2.0 million and Mr. Bairstow shall be entitled to an accelerated bonus amount equal to $350,000.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance. We describe these provisions in “The Merger Agreement—Indemnification and Insurance.”

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Dendrite will no longer file periodic reports with the Securities and Exchange Commission.

Litigation Relating to the Merger

On or about March 13, 2007, plaintiff Albert Oldham commenced a purported class action against Dendrite, its directors and Cegedim alleging that Cegedim’s pending acquisition of Dendrite is unfair to Dendrite’s shareholders, and purporting to assert claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty.  In the lawsuit, captioned Albert Oldham v. Dendrite International, Inc., et al., plaintiff asks the court to (i) declare that the action is properly maintainable as a class action, and certify the named plaintiff as class representative and its counsel as class counsel; (ii) declare and decree that the merger agreement between Dendrite and entities affiliated with Cegedim was entered into in breach of the fiduciary duties of the members of the Board and is therefore unlawful and unenforceable; (iv)  rescind and invalidate the merger agreement; (v) enjoin Dendrite and the Board from consummating the merger unless and until procedures are implemented to obtain the highest possible price for the shareholders; (vi) direct the Board to exercise its fiduciary duties to obtain a transaction which is in the best interests of the shareholders and in which the highest possible price is obtained; (viii) impose a constructive trust on any benefits improperly received by the Board as a result of wrongful conduct; and (viii) award plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees.  Based on the facts known to date, Dendrite believes that the claims asserted by the plaintiff are without merit and intends to defend itself vigorously.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock whose shares are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is, for U.S. federal income tax purposes:

•       an individual citizen or resident of the United States;

•       a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust (a) that is subject to primary supervision of a court within the United States and to control by United States persons, or (b) that has in effect a valid election to be a United States person for U.S. federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor.

This summary is based on the Code, applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. It applies only to U.S. Holders that hold our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders that hold an equity interest, directly or indirectly, in Cegedim or the surviving corporation after the merger, or certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers,  partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold our common stock as part of a hedge, straddle or a constructive sale, conversion transaction or other risk reduction transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, restricted stock units or options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws nor does it address any tax consequences to non-U.S. Holders.

Gain or Loss Recognition

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. Holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments received by a non-corporate U.S. Holder in the merger, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other holders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. Holder should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Cash received in the merger will also be subject to information reporting unless an exemption applies.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT TAX ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THEM AND THE PARTICULAR TAX EFFECTS OF THE MERGER IN LIGHT THEIR PARTICULAR CIRCUMSTANCES, AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Regulatory Matters

Antitrust

Under the HSR Act, we cannot consummate the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and the applicable waiting periods have terminated or expired. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and Cegedim filed notification and report forms under the HSR Act on March 19, 2007. The initial 30-day waiting period will expire at 11:59 p.m. on April 18, 2007, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after we and Cegedim have substantially complied with the request.

The FTC, the Antitrust Division or other similar regulatory authorities could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by Cegedim of all or part of our shares or assets, or of other business conducted by Cegedim, or its affiliates, or seeking to subject us, Cegedim or our respective affiliates to operating conditions, before or after we consummate the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Commitment to Obtain Approvals

We, Cegedim and MergerCo have agreed to use best efforts to obtain all necessary consents and approvals of governmental entities and all necessary consents, approvals and waivers from any other person to consummate the merger.

In addition to its general obligation to use best efforts to obtain necessary consents and approvals, Cegedim and its subsidiaries are committed to divest or hold separate, or to take actions that after the closing of the merger would limit the freedom of Cegedim or its subsidiaries’ (including Dendrite) or its affiliates’ freedom with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including Dendrite) businesses, product lines or assets, as may be required to avoid the entry of, or to effect the dissolution of, any order that would have the effect of preventing or materially delaying the closing of the merger.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that MergerCo, a New Jersey corporation and an indirect subsidiary of Cegedim, will merge with and into us. We will survive the merger and continue to exist after the merger as an indirect subsidiary of Cegedim.

The closing date for the merger is expected to be no later than the third business day after satisfaction or waiver of all conditions to closing in the merger agreement. We anticipate that the merger will be consummated in the second quarter of 2007. However, we cannot assure you when, or if, all of the conditions to the closing of the merger will be satisfied. See “—Conditions to the Merger”.

The merger will be effective when we file the certificate of merger with the Department of the Treasury of the State of New Jersey, as required by applicable law, or at such later time as we and Cegedim agree. We expect to make these filings at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by Cegedim or MergerCo and other than shares of our common stock held in treasury) will be converted into the right to receive $16.00 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options and Stock-Based Awards

The merger agreement provides that, at the effective time of the merger, each vested and unvested option to purchase Dendrite common stock that is outstanding and unexercised shall become fully vested and exercisable and, if not exercised prior to the effective time of the merger, shall be cancelled in exchange for the right to receive a cash payment per option equal to the excess of (i) $16.00 over (ii) the exercise price of such option, less any applicable and required withholding taxes; and

All shares granted through stock incentive plans or other stock-based awards will, at the effective time of the merger, become fully vested and will receive compensation in the same manner as outstanding shares of our common stock.

Employee Stock Purchase Plan

On March 1, 2007, the Compensation Committee unanimously adopted a resolution to the effect that because there were insufficient shares of common stock available under the ESPP to deliver a sufficient number of shares that would otherwise have been purchased by participants in the ESPP during the “fourth quarter 2006” offering period and the “first quarter 2007” offering period, the Company will make a cash payment in lieu thereof to such participants at the closing of the merger, calculated as follows:

•       with regard to the fourth quarter 2006 offering period, the amount actually deferred under the ESPP by the participant for such offering period, plus an additional amount equal to the product of (x) the per share merger consideration ($16.00) less the discounted purchase price applicable under the ESPP for the fourth quarter 2006 offering period, and (y) the theoretical number of shares the participant would have “purchased” under the ESPP in the fourth quarter 2006 offering period had there been sufficient additional shares; and

•       with regard to the first quarter offering period 2007, an amount equal to the amount actually deferred under the ESPP by the participant for such offering period, plus an additional amount equal to the product of (x) the per share merger consideration ($16.00) less the discounted purchase price applicable under the ESPP for the first quarter 2007 offering period, and (y) the theoretical number of shares the participant would have “purchased” under the ESPP in the first quarter 2007 offering period had there been sufficient additional shares.

Surrender of Stock Certificates, Payment of Merger Consideration, Lost Certificates

Prior to the consummation of the merger, Cegedim will designate a paying agent reasonably satisfactory to us and, as immediately following the effective time of the merger, Cegedim will deposit funds with the paying agent in amounts necessary for the payment of the merger consideration.

As promptly as practicable after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $16.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate. The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the paying agent may direct as indemnity against any claim that may be made with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of MergerCo immediately before the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and the officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Cegedim and MergerCo, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule provided by us to Cegedim and MergerCo in connection with signing the merger agreement. While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Cegedim and MergerCo, and are modified in important part by the confidential disclosure letter.

We have made a number of representations and warranties to Cegedim and MergerCo in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include:

•       our and our subsidiaries’ organization, valid existence, good standing and qualification and similar corporate matters;

•       the accuracy of and compliance with our certificate of incorporation and bylaws in the form provided to Cegedim;

•       our capitalization and capital structure including number of shares outstanding;

•       our corporate power and authority to enter into the merger agreement and consummate the merger, the enforceability of the merger agreement against us, and the due execution and delivery of the merger agreement;

•       the lack of violations of our charter documents, certain types of contracts, or any government order or law as a result of our entering into and performing the merger agreement;

•       consents, approvals, orders, registrations, authorizations of, declarations and filings with, and notices to governmental authorities required as a result of entering into and performing the merger agreement;

•       possession of all permits, licenses, certificates, approvals and other governmental or regulatory authorizations necessary to carry on our business;

•       our and each of our subsidiaries’ businesses being in compliance with all applicable laws, permits, licenses, governmental authorizations or approvals applicable to the operations of our businesses;

•       the filing of required company reports with the SEC, compliance of such reports and documents with applicable federal securities laws, rules and regulations, the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•       the preparation of our financial reports in compliance with U.S. generally accepted accounting principles, or GAAP, and the absence of any material changes in our accounting methods or principles;

•       our maintenance of effective accounting controls designed to ensure that information disclosed and filed with the SEC is property disclosed and summarized;

•       our compliance with the Sarbanes Oxley act as well as Nasdaq rules and regulations;

•       the continuation of our business and our subsidiaries’ businesses in the ordinary course of business since September 30, 2006;

•       the absence of any event or that would be reasonably likely to have a material adverse effect since September 30, 2006;

•       the absence of litigation, investigations or court orders that could prevent or delay the consummation of the merger;

•       matters related to our benefit plans and agreements and the Employee Retirement Income Security Act;

•       the accuracy of information supplied in connection with this proxy statement;

•       intellectual property matters, including the ownership of or license to use intellectual property which is material to us;

•       tax matters;

•       environmental matters;

•       our material contracts;

•       the absence of any interested party transactions;

•       our engagement of, and fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;

•       our receipt of an opinion from JP Morgan as to the fairness of the merger consideration;

•       our shareholder rights agreement and the inapplicability of the rights agreement to the merger;

•       the inapplicability of the New Jersey state anti-takeover statute;

•       the effectiveness of our insurance policies; and

•       labor matters.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any effect, event, fact, circumstance, condition, development, occurrence or change that has had, or reasonably would be expected to have, a material adverse effect on the business, assets, results of operation or financial condition of Dendrite and its subsidiaries, taken has a whole.

Provided, however, that any adverse effect resulting from, or arising out of any of the following items shall not be considered when determining whether a material adverse effect has occurred:

•       a decrease in the market price of Dendrite stock (but not any effect, event, development, or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a material adverse effect);

•       changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•       changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the regions or industries in which Dendrite operates including, without limitation, the healthcare industry, the professional services industry, and the software development industry (except to the extent that such effect, event or change affects Dendrite in a materially disproportionate manner as compared with other persons or participants in the industry in which Dendrite operates and that operate in the geographic region affected by such effect, event or change);

•       changes in GAAP;

•       the negotiation, execution, announcement, pendency or performance of the merger agreement or the transactions contemplated by the merger, including its impact upon relationships with customers, suppliers, vendors, lenders, investors, or employees;

•       acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway at the time of the merger agreement, except to the extent that the effect, condition or change resulting from such event does not have a materially disproportionate effect on Dendrite relative to other companies that participate in its industry and geographical regions;

•       earthquakes, hurricanes, floods, or other natural disasters; or

•       any action taken by Dendrite at the request of Cegedim.

Cegedim and MergerCo have made a number of representations to us regarding various matters pertinent to the merger. These representations include:

•       their organization and good standing;

•       their corporate power and authority to enter into the merger agreement and to carry out their obligations under the merger agreement and the absence of any requirement to conduct a shareholder vote to approve the merger;

•       the absence of conflicts with or violations of Cegedim’s organizational documents, any violation of applicable law or the violation, breach or default of the instruments or obligations to which it is a party or bound;

•       no regulatory consents or approvals beyond certain noted anti-trust and regulatory notice and filings.

•       accuracy of information supplied by Cegedim or MergerCo in connection with this proxy statement;

•       absence of litigation, investigations or court orders, which could prevent or delay consummation of the merger;

•       availability of financing sufficient to pay the consideration mandated by the merger agreement, refinance certain of Dendrite’s indebtedness and pay all fees and expenses arising from the merger;

•       no ownership of Dendrite stock or arrangements or understandings with 5% beneficial holders of Dendrite stock; and

•       their engagement of or payment of fees to brokers or investment bankers.

The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger or the termination of the merger agreement.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will, (i) operate Dendrite within the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact Dendrite’s business organization and to preserve Dendrite’s current relationships with customers and suppliers.

In addition, we have agreed to various other restrictions (subject to the future consent of Cegedim) on our ability to:

•       amend or change any provision in our charter or bylaws or take any action to exempt a party from any applicable state anti-takeover statute;

•       issue any additional capital stock, repurchase or redeem any securities, declare or pay any dividends (other than pursuant to existing stock compensation plans) or split, combine or reclassify our capital stock;

•       acquire any business organizations or any assets or property exceeding $5,000,000 in the aggregate;

•       incur any additional indebtedness in excess of $5,000,000 in the aggregate;

•       materially modify, terminate or waive, release or assign any material rights or claims with respect to any material contracts or enter into any new material contracts;

•       (i) increase the compensation payable to any directors or any of our 20 highest paid officers or employees or, except in the ordinary course of business, any other Dendrite employees or (ii) grant or amend any severance or change in control or termination benefits or establish or amend any benefit plans;

•       pre-pay any long-term debt, except in the ordinary course of business in amounts not to exceed $2,500,000 in the aggregate or pay, discharge or satisfy any material claims, liabilities or obligations, except in the ordinary course of business consistent with past practice;

•       change our methods of accounting, except as required by changes in GAAP, as recommended by our auditors or audit committee (in which case we must notify Cegedim of any material changes);

•       authorize or enter into certain new material capital expenditures, other than certain identified capital expenditures;

•       waive, release, settle or compromise any material litigation other than settlements in which the amounts paid are either covered by insurance or less that $3,000,000;

•       (i) sell, lease, mortgage, encumber or dispose of any of our material assets or (ii) enter into any lease other than in the ordinary course of business consistent with past practice or (iii) modify, amend, terminate or permit the lapse of any material lease of real property or other material contract relating to real property;

•       amend our rights agreement;

•       except in the ordinary course of business, dispose of, license, assign, or permit to lapse any of our rights to our material intellectual property or disclose any trade secrets to any third party; or

•       announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

Shareholder Meeting

Under the merger agreement, we have agreed to convene and hold a shareholders’ meeting as promptly as practicable following the execution of the merger agreement for purposes of considering and voting upon approval of the merger agreement by our shareholders.

Board Recommendation

The merger agreement provides that, except in the circumstances described below, our Board will recommend the merger agreement to our shareholders and will use reasonable efforts to solicit shareholder proxies in favor of the approval of the merger agreement and to obtain shareholder approval. In addition, except in the circumstances described below, our Board will not withdraw or modify its approval of the merger agreement, the merger or other transactions contemplated by the merger agreement and its recommendation that our shareholders approve the merger agreement and the merger.

The foregoing restrictions do not restrict our Board from (i) withdrawing or modifying, in a manner adverse to Cegedim, its recommendation that our shareholders approve the merger agreement and approve the merger or (ii) choosing not to expend efforts in soliciting proxies in favor of the merger agreement, if our Board:

•       (a) has determined in good faith with its outside legal counsel and a financial advisor that failure to take such action would be inconsistent with its fiduciary duties under applicable law, (b) uses reasonable efforts to provide Cegedim with at least three business days prior written notice that it will or may take such action and (c) provides written notice to Cegedim that it has taken such action.

We may, should we receive an unsolicited takeover proposal, delay the mailing of the proxy statement or the holding of the shareholder meeting for a reasonable period not to exceed 10 business days.

No Solicitation of Alternate Acquisition Proposals

We have agreed that we will not, and our subsidiaries will not, and we will not authorize or knowingly permit any of our directors, officers, employees, financial advisors, attorneys, or other advisors or representatives or agents to, directly or indirectly:

•       initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, a takeover proposal;

•       enter into discussions or negotiate with any party in furtherance of such inquiries or to obtain a takeover proposal; or

•       enter into any agreement with respect to a takeover proposal.

Despite these general prohibitions, we may, at any time prior to the approval of the merger agreement by our shareholders following receipt of a takeover proposal:

•       (a) contact the party making an unsolicited takeover proposal solely for the purpose of clarifying the proposal, its terms and conditions and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a proposal that is superior to the merger; and

•       (b) furnish non-public information regarding Dendrite to the party making the takeover proposal.

We may only take the actions described in (b) above if:

•       (i) our Board determines in good faith and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal is or is reasonably likely to lead to a superior alternative takeover proposal and (ii) our Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties.

In addition to the above solicitation terms, we have also agreed to (i) notify Cegedim within 48 hours following our reception of a takeover proposal, (ii) inform Cegedim regarding the takeover proposal’s relevant details and (iii) continue to keep Cegedim informed as to the status of any developments regarding such proposal.

Employee Benefits Matters

After the effective time, Cegedim will honor all benefit plans, compensation arrangements and agreements and employment agreements in accordance with their terms as in effect immediately prior to the effective time of the merger, provided that nothing in the merger agreement will preclude Cegedim from amending or terminating any such agreement or arrangement as in accordance with the terms of such benefit agreements or arrangements. Also, for the year following the effective time, employees remaining in the employment of Dendrite will receive compensation and benefits no less favorable than those in place prior to the effective time. No provision within the merger agreement will prohibit Cegedim from terminating or altering the nature of the employment of Dendrite employees.

Indemnification and Insurance

For a period of not less than six years after the effective time of the merger Cegedim will:

•       indemnify and hold harmless each person who has served as a director, officer, trustee, employee, agent or fiduciary of Dendrite or as a fiduciary under any benefit plan, or the Indemnified Parties, to the fullest extent of the law in connection with any claim, judgment, fines, penalties and amounts paid in settlements resulting from such positions;

•       promptly pay on behalf of (or within 30 days after any request for advancement, advance to) each of the Indemnified Parties, to the fullest extent permitted by law, any expenses incurred in defending, serving as witness with respect to, or otherwise participating in any claim (arising from their affiliation with Dendrite) in advance of the final disposition of such claim, in each case without the requirement of any bond or other security, provided that all such advances will be subject to repayment if it is determined that such person is not entitled to indemnification; and

•       maintain our current policies of directors’ and officers’ liability insurance for a period of at least six years with respect to claims arising from events that occurred on or before the effective time of the merger, provided that Cegedim may substitute policies providing coverage which is at least as advantageous. In no event, however, will Cegedim be required to pay more than an amount per year in coverage which is equal to 300% of the annual premium currently paid by us for such insurance. In the event that such coverage cannot be obtained for an amount equal to or less that 300% of the premium paid prior to the date of the merger agreement, Cegedim will still be required to provide the greatest coverage that can be obtained for that amount.

Efforts to Consummate the Merger; Regulatory Matters

We, Cegedim and MergerCo have each agreed to use best efforts to take, or cause to be taken, all actions necessary to consummate the merger, including:

•       obtaining all necessary actions, non-actions, waivers, consents and approvals from governmental authorities, making  necessary registrations and filings, and taking all steps necessary to avoid an action or proceeding by a government authority;

•       obtain all necessary consents, approvals and waivers from third parties;

•       defend lawsuits and other proceedings challenging the merger; and

•       the execution and delivery of additional agreements necessary to consummate the merger.

In addition, we and Cegedim have agreed to promptly submit filings pursuant to the HSR Act and to take all actions reasonably necessary to resolve any anti-trust objections asserted by regulatory authorities and to avoid or eliminate any impediment asserted by governmental authorities with respect to the merger.

Conditions to the Merger

Our, Cegedim’s and MergerCo’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•       the merger agreement must have been approved by the requisite vote of our shareholders;

•       the waiting period under the HSR Act and any other anti-trust or competition laws shall have expired or terminated or any approvals required by such laws must have been obtained; and

•       no court or governmental body shall have enacted, issued, promulgated, enforced or entered into any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which makes the merger illegal or prohibits consummation of the merger.

Cegedim’s and MergerCo’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•       our representations and warranties made pursuant to the merger agreement (other than those regarding due organization, corporate authority and capitalization) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), other than where the failure of representations and warranties to be true and correct has not had or would not be expected to have, individually or in the aggregate, a material adverse effect (however, our representations and warranties regarding due organization, corporate authority and capitalization must be true and correct in all material respects);

•       the performance by us in all material respects of our obligations under the merger agreement; and

•       our delivery to Cegedim of an officer’s certificate certifying as to the satisfaction of the above conditions.

Our obligation to consummate the merger is also subject to the satisfaction by Cegedim and MergerCo or waiver by us of the following conditions:

•       Cegedim’s and MergerCo’s representations and warranties made pursuant to the merger agreement (other than those regarding due organization and corporate authority) must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), other than where the failure of representations and warranties to be true and correct would not be reasonably likely to prevent or materially delay the performance by Cegedim or MergerCo of its material obligations under the merger agreement (however, Cegedim’s and MergerCo’s representations and warranties regarding due organization and corporate authority must be true and correct in all material respects);

•       the performance by Cegedim and MergerCo in all material respects of their obligations under the merger agreement; and

•       the delivery, to us, of an officer’s certificate certifying as to the satisfaction of the above conditions.

None of us, Cegedim or MergerCo may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated under certain circumstances, including:

•       by our and Cegedim’s mutual written consent;

•       by either Cegedim or us if:

•        the merger has not been consummated by December 31, 2007;

•        any law, ordnance or regulation, preliminary or permanent injunction, order or decree of any governmental entity preventing the consummation of the merger is in effect and has become final and non-appealable, provided that each of the parties used reasonable efforts to prevent the governmental action and to appeal any of the above; or

•        our shareholders do not approve the merger agreement at the shareholders meeting;

•       by Cegedim if:

•        neither Cegedim nor MergerCo are in material breach of its obligations, and we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by December 31, 2007; or

•        our Board withdraws or modifies its recommendation to our shareholders of the merger agreement and the merger or publicly recommends or approves the adoption of any takeover proposal;

•       by us if:

•        we are not in material breach of our obligations, and Cegedim breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by December 31, 2007; or

•        our Board has approved or authorized Dendrite to enter into a superior alternative takeover proposal, but only so long as (i) our shareholders have not yet voted in favor of the merger agreement, (ii) we are in compliance with our “no-solicitation” covenant, (iii) Cegedim has been given two business days’ notice of our intent to terminate, (iv) the alternative proposal remains superior after the two days of notice provided to Cegedim have passed, (v) we pay to Cegedim the required termination fee, (vi) we intend to enter into the superior alternative takeover proposal and (vii) we provide a written acknowledgement to Cegedim that we have irrevocably waived any right to contest payment of the termination fee.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to Cegedim a termination fee of $22,200,000 if:

•       the merger agreement is terminated (i) by Cegedim because our Board recommended or approved an alternative takeover proposal or (ii) by us because our Board approved or authorized Dendrite to enter into a superior alternative takeover proposal;

•       we or Cegedim terminates because shareholders’ approval of the merger is not obtained at the special meeting and if, at or prior to the time of such vote, we have received a bona fide takeover proposal from a third party that has been publicly disclosed and not publicly withdrawn prior to the termination and, within 12 months following termination, we enter into an alternative takeover proposal;

•       Cegedim terminates because we breached any representation, warranty or covenant and such breach gives rise to the failure of a condition to closing that cannot be cured prior to December 31, 2007 and, at or prior to such termination, we received a bona fide takeover proposal from a third party, and within 12 months following termination, we enter into an alternative takeover proposal; or

•       our Board changes its recommendation and, at or prior to such termination, we received a bona fide alternative takeover proposal from a third party and, within 12 months following termination, we enter into an alternative takeover proposal.

In the event that (i) the merger agreement is terminated by Cegedim due to our change in recommendation or (ii) the merger agreement is terminated by Cegedim or us because shareholder approval is not obtained at the special meeting following a change in recommendation by our Board, we shall reimburse Cegedim for all reasonable out-of-pocket costs and expenses incurred by Cegedim, subject to an aggregate limit of $5,000,000. All expense payments made will reduce, on a dollar-for-dollar basis, any termination fee otherwise payable to Cegedim.

Additional Agreements

We have agreed that no press release or announcement concerning the merger agreement or the merger shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such releases or announcements may be required by law or the rules and regulations of a securities exchange, in which case, the party required to make the release or announcement must use its reasonable efforts to allow the other party to comment on such release or announcement prior to its issuance.

We have agreed, subject to applicable laws, to afford Cegedim and its officers, employees and representatives reasonable access to all the properties, personnel, books and records of us and our subsidiaries and to furnish information concerning the business, properties and personnel of us and our subsidiaries as Cegedim may reasonably request.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of shareholders it is deemed necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place as deemed necessary or appropriate. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal unless it is specifically marked “FOR” the adjournment proposal.

Our Board recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on Nasdaq under the symbol “DRTE.” The table below shows, for the periods indicated, the range of high and low closing prices for our common stock as quoted on Nasdaq.

	High	Low
Year ended December 31, 2005:
First Quarter	$18.64	$13.79
Second Quarter	$16.21	$13.75
Third Quarter	$20.05	$13.88
Fourth Quarter	$19.96	$13.60
Year ended December 31, 2006:
First Quarter	$14.92	$12.28
Second Quarter	$13.57	$9.14
Third Quarter	$10.50	$8.48
Fourth Quarter	$11.99	$9.34
Year ended December 31, 2007:
First Quarter (through April 5, 2007)	$15.68	$10.15

The following table sets forth the closing per share sales price of our common stock, as reported on Nasdaq on March 1, 2007, the last full trading day before the public announcement of the proposed merger, and on April 5, 2007, the latest practicable trading day before the printing of this proxy statement:

Dendrite International, Inc. Common Stock Closing Price
March 1, 2007	$12.79
April 5, 2007	$15.68

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the number and percentage of the outstanding shares of the Common Stock of the Company, as of April 5, 2007, which, according to the information supplied to the Company, are beneficially owned by (i) each person who, to the knowledge of the Company based on Schedules 13G or 13D filed with the Securities and Exchange Commission, is the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) each person who is currently a director of the Company or is a nominee for election as a director of the Company, (iii) each named executive officer, and (iv) all current directors and executive officers of the Company as a group. Unless indicated otherwise below, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Persons known to Own More Than 5% of the Shares of Common Stock Outstanding

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding
MMI Investments, L.P.(2)	5,992,312	13.4%
1370 Avenue of the Americas New York, New York 10019
Barclays Global Investors, NA(3)	3,142,122	7.1%
45 Fremont Street San Francisco, CA 94105

Director and Executive Officer Common Stock Ownership

Name of Beneficial Owner	Position	Shares of Common Stock Beneficially Owned		Rights to Acquire Beneficial Ownership of Shares of Common Stock(5)	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
John E. Bailye(4)	Chairman of the Board	2,524,089		1,464,104	3,988,193	8.7%
c/o Dendrite International, Inc. 1405 U.S. Highway 206 Bedminster, New Jersey 07921	and Chief Executive Officer
John A. Fazio	Director	8,700		140,000	148,700	*
Bernard M. Goldsmith	Director	17,700		237,767	255,467	*
Edward J. Kfoury(6)	Director	29,060		204,767	233,827	*
Clay B. Lifflander	Director	5,992,312	(7)	—	5,992,312	13.4%
Peter W. Ladell	Director	5,200		13,000	18,200	*
Paul A. Margolis(8)	Director	19,800		227,767	247,567	*
John H. Martinson	Director	61,904		279,767	341,671	*
Peter G. Tombros	Director	3,700		17,000	20,700	*
Patrick J. Zenner	Director	10,700		174,290	184,990	*
Joseph A. Ripp	President and Chief Operating Officer	57,125		518,700	575,825	1.3%

Jeffrey J. Bairstow	Executive Vice President and Chief Financial Officer	—	290,300	290,300	*
Christine A. Pellizzari	Senior Vice President, General Counsel and Secretary	5,122	222,053	227,175	*
Carl L. Cohen	President, Marketing Solutions	—	—	—	*
Natasha Giordano	President, Global Business	2,711	193,426	196,137	*
Garry D. Johnson	Senior Vice President and Chief Technology Officer	3,429	210,655	214,084	*
Mario Mauri	President, Europe	—	27,891	27,891	*
Jean-Paul Modde	President, Asia-Pacific	15,036	437,968	453,004	1.0%
Mark Theilken	President, Sales Solutions	4,300	320,200	324,500	*
James Young	Senior Vice President and Chief Human Resources Officer	—	—	—	*
All executive officers and directors as a group		8,760,888	4,979,655	13,740,543	27.7%

*                     Represents less than 1%.

(1)           Numbers are drawn from “beneficial ownership” disclosures within publicly filed Form 4, 13G and 13D filings and include shares subject to stock options exercisable, and restricted stock units that will vest, on or within 60 days of April 5, 2007.

(2)           Pursuant to an amended 13D filed on October 23, 2006 and Form 4 filed on August 16, 2006 by MMI Investments, L.P. (“MMI”), MMI has sole voting power and sole dispositive power with respect to 5,992,312 shares.

(3)           Pursuant to an amended 13G filed January 23, 2007 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited (collectively, “Barclays”), Barclays has sole voting power with respect to 2,971,018 shares and sole dispositive power with respect to 3,142,122 shares.

(4)           Mr. Bailye has sole voting power and sole dispositive power with respect to 3,665,040 shares and sole voting power and shared dispositive power with respect to 543,405 shares. Mr. Bailye has pledged as security 1,828,040 of his shares.

(5)           Represents shares subject to (i) stock options exercisable and (ii) stock options and restricted stock units that will vest on or within 60 days following March 16, 2007.

(6)           Mr. Kfoury has pledged as security 20,000 of his shares.

(7)           These securities are owned directly by MMI, the general partner of which, MCM Capital Management, LLC (“MCM”), owns, indirectly as such general partner, its proportionate interest of these securities. Mr. Lifflander is a Voting Member and President of MCM. Mr. Lifflander and MCM disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The source of funds for the shares purchased by MMI was a combination of MMI’s working capital and margin loans. All of these shares are held in margin accounts maintained at two financial services companies under customary terms and conditions and are pledged to secure outstanding margin loans. Except as expressly acknowledged herein, this disclosure shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for any purpose.

(8)           Mr. Margolis holds his shares in a margin account but has no outstanding margin obligations under such account.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

We will hold our 2007 annual meeting of shareholders only if the merger is not consummated because following the merger our common stock will be delisted from the Nasdaq Stock Market, Inc.’s Global Select Market, our common stock will be deregistered under the Securities Exchange Act and we will no longer be a publicly-held company. If the 2007 annual meeting is held, any shareholder proposal to be considered for inclusion in our 2007 annual meeting proxy solicitation materials must have been received by the secretary of the Company not later than November 21, 2006 and must be in compliance with applicable SEC regulations. We will publicly notify you of the expected date that we plan to print and mail our 2007 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our Board will review any timely submitted shareholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 annual meeting proxy solicitation materials.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at Station Place 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the Securities and Exchange Commission.

You may also read reports, proxy statements and other information relating to us at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with Cegedim after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Dendrite International, Inc.
Attn: Investor Relations
1405 U.S. Highway 206
Bedminster, New Jersey
(908) 443-4265

OR

The Proxy Advisory Group, LLC

Banks and Brokers Call: (212) 605-0510
All Others Call Toll Free:  (800) 440-7435

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DENDRITE INTERNATIONAL, INC.,

CEGEDIM SA

and

DOGWOOD ENTERPRISES, INC.

Dated as of March 1, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2007 (this “Agreement”), is by and among Dendrite International, Inc., a New Jersey corporation (the “Company”), Cegedim SA, a company organized under the laws of France (“Parent”), and Dogwood Enterprises, Inc., a New Jersey corporation and an indirect subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 14A of the New Jersey Statutes (the “NJBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”), and the boards of directors of each of Parent and MergerCo deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and each of the Company Board and the boards of directors of Parent and MergerCo have approved this Agreement and declared its advisability and, in the case of the Company Board, recommended that this Agreement be adopted by the Company’s shareholders; and

WHEREAS, the Company has amended its Rights Agreement, dated February 21, 2001, between the Company and Registrar and Transfer Company (“Rights Agreement”), in accordance with its terms to render the Rights Agreement inapplicable to this Agreement and the transfers contemplated by this Agreement (including the Merger).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01   Definitions.

(a)   For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” or “beneficial ownership”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, or any public announcement providing for or contemplating, any (a) merger, consolidation or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries; provided further, that the reference to the Company Subsidiaries in clause (b) hereof shall not be applicable for purposes of Section 9.03(b)(ii) of this Agreement.

“Company Bylaws” means the amended and restated Bylaws of the Company, as in effect immediately prior to the Merger Effective Time.

“Company Charter” means the Restated Certificate of Incorporation of the Company, as amended.

“Company Common Shares” means all the shares of common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Company Superior Proposal” means a bona fide Company Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the votes associated with the outstanding voting equity securities of the Company on a fully diluted basis or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (ii) which the Company Board determines in its good faith judgment (after consultation with its outside financial and legal advisors and taking into account all legal, financial, regulatory and other aspects of the proposal and the likelihood of consummation) to be more favorable to the shareholders of the Company than the Merger and (iii) which, with respect to any cash portion of the total consideration required in connection with such Company Acquisition Proposal, is supported by financing or financing capability (including cash on hand, committed financing or borrowing capability) reasonably satisfactory to the Company Board.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Environmental Law” means any Law relating to the environment, natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any national, state, provincial, municipal, local or foreign government, governmental, regulatory (including stock exchange) or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. or foreign (i) patents, patent applications, patent disclosures, invention registrations of any type, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”), (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrightable works, copyrights, and registrations and applications for registration thereof (“Copyrights”), and (iv) confidential and proprietary information, including trade secrets, know how, technical information, processes, formulae, models, and methodologies (“Trade Secrets”).

“knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Law” means any United States or foreign, national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or legal requirement.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or ownership or other similar encumbrance of any kind or the filing of a financial statement in respect to such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset) other than any encumbrance arising (A) under applicable Laws with respect to Taxes not yet due and payable and (B) in the case of securities, under applicable state or federal securities Laws.

“Material Adverse Effect” means, with respect to the Company, any effect, event, fact, circumstance, condition, development, occurrence or change that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any effect, event, fact, circumstance, condition, development, occurrence or change arising out of or resulting from (a) a decrease in the market price of Company Common Shares (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conduct their business including without limitation the healthcare industry, the professional services industry and the software development industry (except to the extent such effect, event, fact, circumstance, condition, development, occurrence or change affects the Company or the Company Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company or the Company Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, fact, circumstance, condition, development, occurrence or change), (d) changes in GAAP, (e) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that the effect, condition or change arising or resulting therefrom does not have a materially disproportionate effect on the Company or the Company Subsidiaries relative to other companies that participate in the industries in which the Company or the Company Subsidiaries participate and that operate in the geographical regions affected by such war, armed hostilities, sabotage or terrorism, (g) earthquakes, hurricanes, floods, or other natural disasters, or (h) any action taken by the Company at the request or with the consent of any of the Buyer Parties, provided further, that clause (e) shall not apply with respect to the matters described in Section 4.05 hereof (including for purposes of Section 8.02(a) hereof insofar as Section 4.05 is concerned).

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement for which the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is readily apparent from the nature of such disclosure. Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Parent or MergerCo made herein.

“Parent Material Adverse Effect” means any effect, event, fact, circumstance, condition, development, occurrence or change that has had or would reasonably be expected to prevent, or materially hinder or materially delay Parent or MergerCo from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (v) Liens and obligations existing by virtue of the terms of any Company Material Contracts, (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (vii) other Liens being contested in good faith in the ordinary course of business or which would not reasonably be expected to materially detract from the value of any material asset of the Company or any Company Subsidiary.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Company Subsidiaries and Significant Company Subsidiaries.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Software” means computer programs and software (whether in source code, object code, or other form).

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any party other than the Company or any Company Subsidiary.

“Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

(b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Benefits Continuation Period	§ 7.04(a)
Buyer Parties	Preamble
Capital Expenditures	§ 6.01(i)
Claim	§ 7.05(a)
Closing	§ 2.04
Closing Date	§ 2.04
Company	Preamble
Company Board	Recitals
Company Certificate of Merger	§ 2.03
Company Change in Recommendation	§ 7.01(b)
Company Common Share Certificates	§ 3.03(b)
Company Employees	§ 7.04(a)
Company Financial Advisor	§ 4.18
Company Intellectual Property	§ 4.12(a)
Company Material Contract	§ 4.15
Company Option Consideration	§ 3.01(c)
Company Paying Agent	§ 3.03(a)
Company Preferred Shares	§ 4.03(a)
Company Recommendation	§ 7.01(b)(i)
Company Restricted Shares	§ 3.01(d)
Company SEC Reports	§ 4.07(a)
Company Shareholder Approval	§ 4.04(a)(i)
Company Shareholders’ Meeting	§ 7.01(b)
Company Stock Awards	§ 4.03(b)
Company Stock-Based Awards	§ 3.01(e)
Company Stock Options	§ 3.01(c)
Company Subsidiaries	§ 4.01(b)

Confidentiality Agreement	§ 7.02(b)
Contract	§ 4.15(a)
Copyrights	§ 1.01
Environmental Permits	§ 4.14(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(f)
Exchange Act	§ 4.05(b)(i)
Expenses	§ 7.05(a)
Governmental Order	§ 9.01(c)
HSR Act	§ 4.05(b)
Incentive Plans	§ 3.01(c)
Indemnified Parties	§ 7.05(a)
IRS	§ 4.10(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)
Merger Effective Time	§ 2.03
Merger Shares	§ 3.01(b)
MergerCo	Preamble
Nasdaq	§ 4.05(b)
New Jersey Courts	§ 10.09(b)
New Plans	§ 7.04(b)
NJBCA	Recitals
NJDOT	§ 2.03
Non-U.S. Plans	§ 4.10(a)
Old Plans	§ 7.04(b)
Outside Date	§ 9.01(b)
Owned Company Intellectual Property	§ 4.12(a)(ii)
Parent	Preamble
Patents	§ 1.01
Permits	§ 4.06(a)
Proxy Statement	§ 4.05(b)
Regulatory Law	§ 7.07(d)
Representatives	§ 7.02(a)
Rights Agreement	Recitals
SEC	§ 4.05(b)
Section 16	§ 7.04(d)
Securities Act	§ 4.03(c)(v)
Significant Company Subsidiary	§ 4.01(b)
SOP	§ 3.04
SOP Date	§ 3.04
Surviving Corporation	§ 2.01
Surviving Corporation Bylaws	§ 2.02(b)
Surviving Corporation Charter	§ 2.02(a)
Surviving Corporation Fund	§ 3.03(a)
Termination Date	§ 9.01
Termination Fee	§ 9.03(c)
Trademarks	§ 1.01
Trade Secrets	§ 1.01
U.S. Plans	§ 4.10(a)

Section 1.02   Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)   references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)   references to a person are also to its successors and permitted assigns;

(i)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)    references to monetary amounts are to the lawful currency of the United States;

(k)   words importing the singular include the plural and vice versa and words importing gender include all genders;

(l)    time is of the essence in the performance of the parties’ respective obligations; and

(m)  time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II
THE MERGER

Section 2.01   Merger.   Subject to the terms and conditions of this Agreement, and in accordance with Sections 14A:10-4.1 and 14A:10-14 of the NJBCA, at the Merger Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in the NJBCA, including Section 14A:10-6 thereof.

Section 2.02   Charter and Bylaws.

(a)   At the Merger Effective Time, the Company Charter shall be amended to read in its entirety as in the form attached hereto as Exhibit A; and, as so amended, such Certificate of Incorporation shall be the

Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by Law (the “Surviving Corporation Charter”).

(b)   At the Merger Effective Time, the Company Bylaws shall be amended so as to contain the provisions, and only the provisions contained immediately prior to the Merger Effective Time in the Bylaws of MergerCo and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Company Charter or by such Bylaws; provided, however, that, Article IV (Indemnification) of the Company Bylaws shall not be amended and shall continue to read as stated in the Company Bylaws in effect immediately prior to the Merger Effective Time (the “Surviving Corporation Bylaws”).

Section 2.03   Effective Time of the Merger.   Upon consummation of the Closing, the Company shall duly execute and file a certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the NJBCA (the “Company Certificate of Merger”) and reasonably satisfactory to Parent, with the Department of the Treasury of the State of New Jersey (the “NJDOT”) in accordance with the NJBCA. The Merger shall become effective upon such time as the Company Certificate of Merger has been filed with the NJDOT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the NJBCA as the effective time of the Merger (the “Merger Effective Time”).

Section 2.04   Closing.   Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, or at such other place as agreed to by the parties hereto.

Section 2.05   Directors and Officers of the Surviving Corporation.   From and after the Merger Effective Time, (a) the director(s) of MergerCo immediately prior to the Merger Effective Time, as set forth on a schedule to be delivered by Parent to the Company prior to the Merger Effective Time, shall be the director(s) of the Surviving Corporation and (b) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.01   Effects of the Merger on Company Securities.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the NJBCA):

(a)   Each Company Common Share held in treasury and not outstanding and each Company Common Share that is owned by Parent or MergerCo immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)   Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Common Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $16.00 per Company Common Share (the “Merger Consideration”), payable to the holder thereof in accordance with Section 3.03. The Company Common Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”.

(c)   Immediately prior to the Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Stock Options”) under any employee or director share option or compensation plan or arrangement of the Company (collectively, “Incentive Plans”), shall become fully vested and exercisable or payable, as the case may be (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Merger Effective Time, each Company Stock Option not theretofore exercised shall be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of such Company Stock Option, multiplied by the total number of Company Common Shares subject to such Company Stock Option (the “Company Option Consideration”), without interest and less any applicable Taxes required to be withheld in accordance with Section 3.06 with respect to such payment. Payment of the Company Option Consideration shall be made as soon as practicable after the Merger Effective Time.

(d)   All restricted share awards, whether time-based or performance-based (“Company Restricted Shares”), granted pursuant to the Incentive Plans or otherwise that remain unvested, automatically shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions immediately prior to the Merger Effective Time, and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Merger Consideration.

(e)   At the Merger Effective Time, each right of any kind, contingent or accrued, to receive Company Common Shares or benefits measured in whole or in part by the value of a number of Company Common Shares granted under the Incentive Plans or otherwise (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents) other than Company Stock Options and Company Restricted Shares (each, other than Company Restricted Shares and Company Stock Options, “Company Stock-Based Awards”), whether vested or unvested, which is outstanding immediately prior to the Merger Effective Time shall cease to represent a right or award with respect to Company Common Shares, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions and shall entitle the holder thereof to receive, at the Merger Effective Time, an amount in cash equal to the Merger Consideration in respect of each Company Common Share underlying a particular Company Stock-Based Award less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local tax law with respect to the making of such payment and less any payments required to be made pursuant to the terms of such Company Stock-Based Award.

Section 3.02   Effects of the Merger on MergerCo Securities.   At the Merger Effective Time, by virtue of the Merger and without any action by the MergerCo or Parent, as the holder of all outstanding capital stock of MergerCo (other than the requisite approval by Parent as a shareholder of MergerCo in accordance with the NJBCA, which approval has been obtained), each outstanding common share, no par value, of MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable common share, no par value, of the Surviving Corporation.

Section 3.03   Payment of Merger Consideration; Stock Transfer Books.

(a)   Prior to the Merger Effective Time, Parent shall appoint as paying agent a bank or trust company reasonably satisfactory to the Company (the “Company Paying Agent”). Immediately following completion of the Merger and the cancellation of the Company Stock Options, Parent shall deposit or cause the Surviving Corporation to deposit, or cause to be deposited, with the Company Paying Agent, for the benefit of the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid (such cash being hereinafter referred to as the “Surviving Corporation Fund”), and to cause the Company Paying Agent to make, and the Company Paying Agent shall make, payments of the Merger Consideration out of the Surviving Corporation Fund to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards in accordance with this Agreement. The Surviving Corporation Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards following completion of the Merger pursuant to this Article III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to the Surviving Corporation.

(b)   As promptly as practicable after the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares:  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) shall pass, only upon proper delivery of the Company Common Share Certificates to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates in exchange for the Merger Consideration. Upon surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Common Share Certificate shall be entitled to receive in exchange therefor, in cash, the Merger Consideration in respect thereof, and the Company Common Share Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificate so surrendered is registered if such Company Common Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Company Common Share Certificate shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates pursuant to the provisions of this Article III.

(c)   Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for one year after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(d)   If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(e)   At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Company Common Share Certificates representing Merger Shares shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by Law.

Section 3.04   Employee Stock Purchase Plan.   The Dendrite International Inc. 1997 Employee Stock Purchase Plan (the “SOP”) shall remain in full force and effect until immediately prior to the Merger Effective Time (the “SOP Date”).  As of the SOP Date (i) all amounts held under the SOP shall be used to purchase Company Common Shares as if the SOP Date were a purchase date under the SOP and (ii) all offering and purchase periods pending under the SOP shall be terminated and no new offering or purchasing periods shall be commenced. Following the date hereof, no new offering or purchase periods shall be commenced.

Section 3.05   Withholding Rights.   The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options and Company Stock-Based Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Company Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (A) the Company Disclosure Schedule or (B) the Company SEC Reports (other than the risk factors and forward looking statement sections therein) (provided that (B) shall not apply to Sections 4.03, 4.04, 4.05, 4.17, 4.18 and 4.19 of this Agreement) the Company hereby represents and warrants to the Buyer Parties as follows:

Section 4.01   Organization and Qualification; Subsidiaries; Authority.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business or the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)   Each of the Company’s subsidiaries (the “Company Subsidiaries”, and each of the Company Subsidiaries that is a “significant subsidiary,” as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act, a “Significant Company Subsidiary”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Significant Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02   Organizational Documents.   The Company has previously provided or made available copies of the Company Charter and Company Bylaws, as well as the organizational and governing documents for each Significant Company Subsidiary. All such documents are in full force and effect, no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced, and the Company is not in violation of any provision of the Company Charter or Company Bylaws and no Significant Company Subsidiary is in violation of its organizational or governing documents, except, in the case of a Significant Company Subsidiary, such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.03   Capitalization.

(a)   The authorized capital stock of the Company consists of 150,000,000 Company Common Shares and 15,000,000 shares of preferred stock, no par value, of the Company (“Company Preferred Shares”). As of February 28, 2007, (i) 44,097,510 Company Common Shares were issued and outstanding (excluding shares held in treasury), all of which are validly issued, fully paid and nonassessable and were not issued in violation of any shareholders’ preemptive rights and (ii) 2,861,303 Company Common Shares were held in the treasury of the Company. As of March 1, 2007, there would be 53,984,195 Company Common Shares outstanding (excluding shares held in treasury), after giving effect to the exercise, exchange or conversion of all Company Stock Awards outstanding as of such date. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.

(b)   As of February 28, 2007, 8,367,585 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Options, 1,524,204 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock-Based Awards, and no Company Common Shares were reserved for future issuance pursuant to outstanding Company Restricted Shares (collectively, the “Company Stock Awards”). As of February 28, 2007, 1,058,164 Company Common Shares were reserved for future issuance pursuant to the Incentive Plans.

(c)   Except as set forth in Section 4.03(c) of the Company Disclosure Schedule:

(i)    each outstanding share of capital stock of, or other equity interest in, a Company Subsidiary owned by the Company or by another Company Subsidiary is owned free and clear of all Liens;

(ii)   except as set forth in the Company Charter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary;

(iii)  there are no outstanding contractual obligations of, or other equity interest in, the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company;

(iv)  no Company Subsidiary owns any capital stock of the Company;

(v)    the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”);

(vi)  except as set forth in the Company Charter, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares; and

(vii) there is no Voting Debt of the Company or any Company Subsidiary outstanding.

Section 4.04   Authority Relative to this Agreement, Validity and Effect of Agreements.

(a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval of this Agreement by the holders of shares representing a majority of the votes cast by the holders of shares of the Company entitled to vote thereon, voting as one class, at a meeting of the shareholders of the Company duly called and held for such purpose (the “Company Shareholder Approval”) and (ii) the filing and recordation of the Company Certificate of Merger and other appropriate merger documents as required by the NJBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)   The Company Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and declared its advisability in accordance with the NJBCA, (iii) recommended that the shareholders of the Company approve this Agreement, and (iv) directed that this Agreement be submitted for consideration by the shareholders of the Company at the Company Shareholders’ Meeting.

Section 4.05   No Conflict; Required Filings and Consents.

(a)   The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws or the analogous governance or organizational documents of any Significant Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company

Subsidiary or by which any property or asset of the Company or any Company Subsidiary, is bound, or (iii) require any consent or result in any violation or breach or termination of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary, pursuant to, any of the terms, conditions or provisions of  any Permit or Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

(b)   The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) if applicable, the pre-merger notification and waiting requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Regulatory Laws, (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (D) any filings required under the rules and regulations of Nasdaq Stock Market, Inc.’s Global Select Market (“Nasdaq”), and (E) the filing of the appropriate merger documents as required by the NJBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

Section 4.06   Permits; Compliance with Laws.

(a)   The Company and Company Subsidiaries are in possession of all registrations, franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, other regulatory authorizations and orders of any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain, maintain or possess, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   None of the Company or any Company Subsidiary is in violation of any Laws or Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, and, to the knowledge of the Company, no event has occurred which would constitute (i) a breach or default under, or would cause a revocation, or termination of any Permits applicable to the Company or any Company Subsidiary or (ii) a violation of any Laws applicable to the Company or any Company Subsidiary, except, in each case, for any such violation, breach, default, revocation or termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no investigation or inquiry by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or threatened, in each case, with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such investigation or inquiry which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.07   SEC Filings; Financial Statements.

(a)   Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC during the two years prior to the date of this Agreement (the “Company SEC Reports”). The Company SEC Reports (including any financial statements or schedules included in the Company SEC Reports), each as amended prior to the date hereof, and each as of their respective dates (i) have been prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows and shareholders’ equity of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or Nasdaq.

(c)   The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Each of the Company and the Company Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports, and (2) has disclosed, based on its most recent evaluation made prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors, and has listed in Section 4.07(c) of the Company Disclosure Schedule, (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided to Parent copies of documentation related to such disclosure contemplated in (A) or (B), except to the extent such documents are bound by privilege, which shall be determined solely by the Company.

(d)   The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 and (ii) the rules and regulations of Nasdaq that are applicable to the Company. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the

Company’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)   Neither the Company nor any Company Subsidiary has any liabilities (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) of the type required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities that (i) were disclosed in the Company SEC Reports, (ii) were incurred in the ordinary course of business consistent with past practice since September 30, 2006, or (iii) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.08   Absence of Certain Changes or Events.   Except as disclosed in the Company SEC Reports, since September 30, 2006 through the date hereof, (a) the Company has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect, fact, development or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 4.09   Absence of Litigation.   There is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) have or reasonably be expected to have a Material Adverse Effect. None of the Company or any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.10   Employee Benefit Plans.

(a)   Section 4.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary other than any such benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any Company Subsidiary working outside of the United States or who worked outside of the United States (such plans hereinafter being referred to as “Non-U.S. Plans”) (collectively, the “U.S. Plans”), provided that with respect to employment agreements for non-executives, Section 4.10(a) of the Company Disclosure Schedule will only include forms of employment agreement. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the U.S. Plans, (ii) the annual reports (e.g., the complete Form 5500 series) prepared in connection with each U.S. Plan for the last two plan years, (iii) the most recently received Internal Revenue Service (“IRS”) determination letter of the IRS, if any, relating to a U.S. Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Plan, and (v) the most recent summary plan description for such U.S. Plan (or other descriptions of such U.S. Plan provided to employees) and all material modifications thereto.

(b)   Except as disclosed in Section 4.10(b) of the Company Disclosure Schedule, each U.S. Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, cause a material liability. Each U.S. Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred to adversely affect the qualified status of any such U.S. Plan or the exempt status of any such trust created thereunder that would, individually or in the aggregate, cause a material liability.

(c)   Except as disclosed in Section 4.10(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any U.S. Plan that provides for any post-employment or post-retirement health, medical, prescription drug, disability, life or other similar insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, to the knowledge of the Company, no written communication has been made that would prevent the Company or any Company Subsidiary from amending or terminating any U.S. Plan providing health or medical benefits in respect of any retired, former or current employee of the Company or any Company Subsidiary.

(d)   Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the U.S. Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

(e)   Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no U.S. Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.

(f)    Neither the Company nor any ERISA Affiliate sponsors or has sponsored in the past six years any U.S. Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA. Neither the Company nor any ERISA Affiliate has in the past six years maintained, adopted or established, contributed or been required to contribute to, or otherwise participate or been required to participate in, nor will they become obligated to do so through the Closing Date, any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g)   Section 4.10(g) of the Company Disclosure Schedule contains a list of each material Non-U.S. Plan. Except as set forth on Section 4.10(g) of the Company Disclosure Schedule or as would not reasonably be expected to cause a material liability, each Non-U.S. Plan complies in all material respects with applicable Laws. Neither the Company nor any Company Subsidiary has any material unfunded liabilities with respect to any such Non-U.S.Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to any Non-U.S. Plan.

(h)   There are no pending or, to the knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any U.S. Plan, the assets held thereunder, the trustee of any such assets, or the Company or any Company Subsidiary relating to any U.S. Plan that would, individually or in the aggregate, cause a material liability. If any of the actions described in this subsection are initiated prior to the Closing Date, the Company will notify Parent of such action prior to the date of Closing.

Section 4.11   Information Supplied.   The information supplied by the Company relating to the Company and Company Subsidiaries to be contained in the Proxy Statement will not, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any Company Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.12   Intellectual Property.

(a)   To the Company’s knowledge: (i) the Company and the Company Subsidiaries own, or are licensed or otherwise entitled to use, free and clear of all Liens (other than Permitted Liens), any and all (1) Intellectual Property contained and used in the Software marketed, licensed or used to provide services to customers of the Company and Company Subsidiaries and (2) Intellectual Property used in the Company’s business as currently conducted (collectively, the “Company Intellectual Property”); (ii) all of the Company Intellectual Property owned by the Company or one of the Company Subsidiaries (the “Owned Company Intellectual Property”) is valid and enforceable; (iii) Section 4.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of any and all (1) registered Owned Company Intellectual Property and (2) Software included in the Owned Company Intellectual Property marketed and licensed to third parties by or on behalf of the Company; (iv) neither the execution or delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will cause (1) a loss of, or Lien (other than a Permitted Lien) on, any of the Owned Company Intellectual Property, (2) the release, disclosure or delivery of any Owned Company Intellectual Property by or to any escrow agent or other Person or (3) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Company Intellectual Property; (v) the Company has a policy to secure and have secured valid written assignments from any and all consultants, contractors, employees and others who are employed or retained to contribute to the creation or development of any material Owned Company Intellectual Property contained in the Software marketed, licenses or used to provide services to its customers to the extent that the Company or a Company Subsidiary does not already own such contributions by operation of law; and (vi) there is no pending or, to the knowledge of the Company, threatened written assertion or claim and there has been no such written assertion or claim in the last three (3) years challenging the validity or enforceability of, or contesting the rights of the Company or a Company Subsidiary in, any of the Owned Company Intellectual Property.

(b)   To the knowledge of the Company, none of the material Software included in the Owned Company Intellectual Property contains, or requires use of, any so-called “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or does or may require disclosure or licensing of any such Software or any other Owned Company Intellectual Property the inclusion of which would require the disclosure or free use of the source code owned by the Company.

(c)   The Company and Company Subsidiaries have taken commercially reasonable measures according to industry standards in the computer software and information technology industries to protect the confidentiality of Trade Secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements and, to the knowledge of the

Company, there have been no material security breaches in the internal information technology systems or external information technology systems hosted or operated by the Company and Company Subsidiaries.

Section 4.13   Taxes.   Except as set forth in Section 4.13 of the Company Disclosure Schedule or in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)   all material Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries have been duly and timely filed (except those under valid extension) and such Tax Returns are true, complete, and correct in all material respects;

(b)   all material Taxes due and payable by the Company or any of its subsidiaries have been duly and timely paid, withheld, or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements;

(c)   neither the Company nor any of its subsidiaries has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“Proceedings”) against, or with respect to any Taxes of, the Company or any of its subsidiaries that has not been finally resolved, and no such Proceedings are currently pending;

(d)   no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries, except of any such deficiencies that have been reflected or reserved for in the Company most recent financial statements or that have been finally resolved and paid in full;

(e)   neither the Company nor any of its subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any income Tax or, to the Company’s knowledge, any other Taxes;

(f)    there are no material liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its subsidiaries;

(g)   neither the Company nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and its wholly-owned subsidiaries);

(h)   neither the Company nor any of its subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any material liability for the Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law);

(i)    the Company and each of its subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties;

(j)    no claim has been made in writing by any Governmental Authority in a jurisdiction in which the Company or any of its subsidiaries does not file a Tax Return that the Company or any of its subsidiaries is or may be subject to taxation by such jurisdiction;

(k)   neither the Company nor any of its subsidiaries has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); and

(l)    neither the Company nor any of its subsidiaries has, within the past two years, or otherwise as part of a plan (or series of related transactions) (within the meaning of Section 355(e) of the Code) of which the Merger is a part, distributed stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

Section 4.14   Environmental Matters.   To the knowledge of the Company, the Company has provided to Parent all material environmental reports of the Company or any of its subsidiaries which relate to material environmental liabilities of the Company or its subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)   the Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b)   neither the Company nor any Company Subsidiary has Released, and to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property, currently or formerly owned, leased, or operated by the Company or the Company Subsidiaries or any other location;

(c)   neither the Company nor any Company Subsidiary has received any written claim or notice alleging that the Company or any Company Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to any Environmental Law;

(d)   neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and

(e)   notwithstanding any other provision of this Agreement, this Section 4.14 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.15   Material Contracts.   Other than any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) filed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement, Section 4.15 of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (each such agreement and contract, including any contract filed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement being a “Company Material Contract”):

(a)   any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise, right, arrangement or other binding commitment, instrument or obligation, in each case, other than among the Company and its consolidated Subsidiaries (each, a “Contract”) relating to (i) indebtedness for borrowed money and having an outstanding principal amount in excess of $3,000,000 in any single instance or (ii) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $5,000,000;

(b)   any Contract that purports to limit the right of the Company or the Company Subsidiaries or a controlling Affiliate of the Company (i) to engage or compete in any line of business or (ii) to compete with any person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of the Company and the Company Subsidiaries, taken as a whole, or the business of Parent and its subsidiaries;

(c)   any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $5,000,000;

(d)   any Contract with any current or former director or officer of the Company or any Company Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(e)   any Contract between (x) the Company or any of the Company Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of the Regulation S-K under the Exchange Act;

(f)    any Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

(g)   any material Contract with the top 5 customers of each of the marketing services business and sales force automation business of the Company (in each case, by dollar volume during the 12-month period ended December 31, 2006);

(h)   any collective bargaining agreement material to the Company and the Company Subsidiaries taken as a whole;

(i)    any written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell any securities of the Company or any Company Subsidiary;

(j)    any settlement or conciliation agreement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any Company Subsidiary is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company and the Company Subsidiaries taken as a whole; and

(k)   any acquisition agreement (other than with respect to inventory in the ordinary course) pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent obligations, in each case, that would be reasonably expected to result in payments in excess of $5,000,000.

Notwithstanding anything in this Section 4.15, “Company Material Contract” shall not include any Contract that (i) is terminable upon ninety (90) days’ or less notice without a penalty premium, (ii) will be fully performed or satisfied as of or prior to Closing, or (iii) is solely between the Company and one or more wholly-owned Company Subsidiaries or is solely between wholly-owned Company Subsidiaries.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (ii) none of the Company or any Company Subsidiary has received any notice or claim of default under any such agreement or any notice of an intention to, and, to the knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Company Material Contract (including as a result of the execution of and performance of this Agreement), and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties hereto. As of the date of this Agreement, the Company has not received any written communication from any customer referenced in Section 4.15(g) above that such customer intends to terminate any Material Contract with the Company. As of the date of this Agreement, to the Company’s knowledge, none of the customers referenced in Section 4.15(g) above intends to terminate any Material Contract.

Section 4.16   Interested Party Transactions.   Except as set forth in Section 4.16 of the Company Disclosure Schedule or in Company SEC Reports, each as amended to the date hereof, there are no Company Material Contracts, agreements, loans or other material transactions between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (c) any Affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.17   Brokers.   Except as set forth in Section 4.17 of the Company Disclosure Schedule, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.18   Opinion of Financial Advisor.   The Company has received an opinion of J.P. Morgan Securities Inc. (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view.

Section 4.19   Amendment of Rights Plan; State Takeover Statute.

(a)   The Rights Agreement has been amended so that (i) each of Parent and MergerCo is exempt from the definition of “Acquiring Person” (as defined in the Rights Agreement); (ii) no “Stock Acquisition Date,” “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement; (iii) the Rights Agreement will expire immediately prior to the Merger Effective Time; and (iv) the Rights Agreement is inapplicable to this Agreement and the transactions contemplated by this Agreement (including the Merger). The Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. No person (other than Parent or MergerCo) has been exempted from the definition of Acquiring Person. Copies of all such amendments to the Rights Agreement have been previously provided to Parent.

(b)   Assuming the accuracy of the representation set forth in Section 5.08 as of the date hereof and the Merger Effective Time, no further action is required by the Board of Directors of the Company or its shareholders to render inapplicable to this Agreement and to the Merger the restrictions on “business combination” with “interested stockholder” (as defined in Section 14A:10A-3 of the NJBCA) set forth in Section 14A:10A-4 and 14A:10A-5 of the NJBCA.

Section 4.20   Insurance.   Section 4.20 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification of, any such material insurance policies. Except as set forth in Section 4.20 of the Company Disclosure Schedule or for exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

Section 4.21   Labor Matters.   Except as set forth in Section 4.21 of the Company Disclosure Schedule, and except, in the case of Section 4.21(b) of this Agreement, as would not reasonably be expected to have a Material Adverse Effect:

(a)   except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, the Company and the Company Subsidiaries are neither party to nor bound by any labor agreement, collective bargaining agreement or material work rules or practices with any labor union or works council, and to the knowledge of the Company, no labor union or works council is currently engaged in any activities to organize employees of the Company or the Company Subsidiaries;

(b)   since January 1, 2006, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or material labor dispute affecting the Company or the Company Subsidiaries;

(c)   except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, to the knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is in any material respect in violation of any material term of any nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement or restrictive covenant to a former employer of any such person relating (i) to the right of the person to be employed or engaged by the Company or Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information; and

(d)   except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, since January 1, 2006, the Company and the Company Subsidiaries have properly classified each of their respective employees as employees and each of their respective independent contractors as independent contractors and compensated all employees in accordance with applicable wage and hour Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01   Organization.   Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.

Section 5.02   Ownership of MergerCo; No Prior Activities.   MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo are, and as of the Closing Date will be, owned, directly or indirectly, of record or beneficially by Parent.

Section 5.03   Power and Authority.   Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the filing and recordation of the

Company Certificate of Merger and other approved merger documents as required by the NJBCA. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.04   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of MergerCo, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

(b)   The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act and state take-over Laws, (B) if applicable, filings under the rules and regulations of the Nasdaq, (C) if applicable, the pre-merger notification and waiting requirements of the HSR Act and other applicable Regulatory Laws, (D) the filing with the SEC of the Proxy Statement, and (E) the filing and recordation of appropriate merger documents as required by the NJBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 5.05   Information Supplied.   None of the information supplied by the Buyer Parties or any Affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereto, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.

Section 5.06   Absence of Litigation.   As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (a) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (b) have or reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07   Availability of Funds.   Parent will have sufficient funds at the Closing to satisfy all of its obligations under this Agreement, including to (i) pay the aggregate Merger Consideration payable hereunder, (ii) refinance all Company indebtedness which is required to be refinanced as a result of the transactions contemplated by this Agreement and (iii) pay any and all fees and expenses in connection with the Merger and the financing thereof.

Section 5.08   No Ownership of Company Capital Stock.   Except as set forth in Section 5.08 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (including MergerCo) owns any Company Common Shares or other securities of the Company or any of the Company Subsidiaries. Section 5.08 of the Parent Disclosure Schedule also sets forth the dates of acquisition of any Company Common Shares set forth therein.

Section 5.09   Other Agreements or Understandings.   Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo, or any Affiliate of Parent, on the one hand, and any member of the management of the Company or any person that has disclosed under the Exchange Act that it owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 5.10   Brokers.   No broker, finder or investment banker (other than Banc of America Securities Limited and SG Americas Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo or any of their subsidiaries.

Section 5.11   No Additional Representations.

(a)   Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)   Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule and the relevant disclosure in the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of the Company Subsidiaries.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01   Conduct of Business by the Company Pending the Merger.   The Company agrees that, between the date of this Agreement and the Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule and except with the prior written consent of Parent, such consent not to be unnecessarily withheld, conditioned or delayed, the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and any Persons with which the Company or any Company Subsidiary has significant business relations. Except (i) as required, permitted or otherwise contemplated by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Schedule or (iii) with respect to transactions among the Company and wholly-owned subsidiaries of the Company (excluding any transactions with any natural Persons affiliated with the Company or any Company Subsidiary and any transaction described in clauses (a), (b), (e), (f), (h), (j), (l) and, as it applies to foregoing clauses, (o) of this Section 6.01), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)   (i) amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents of the Significant Company Subsidiaries or (ii) take any action to exempt any Person (other than Parent or MergerCo) from any applicable antitakeover law;

(b)   (i) authorize for issuance, issue, deliver, dispose of, encumber or sell, or agree or commit to do any of the foregoing, with respect to any shares of any class of capital stock, voting securities or other ownership interest of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities, any Company Stock Awards, any Common Shares in connection with SOP or other Incentive Plans, or any other ownership interest, of the Company or any Company Subsidiary, other than the issuance of Company Common Shares issuable pursuant to Company Stock Awards outstanding on the date hereof; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options, the vesting of Company Stock-Based Awards or Company Restricted Shares, or the lapse of restrictions on Company Stock-Based Awards or Company Restricted Shares; (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, except for (A) dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary, and (B) dividend equivalents paid with respect to Company Stock-Based Awards pursuant to their terms in effect on the date hereof; or (iv) split, combine, adjust, recapitalize, subdivide, redeem, purchase or reclassify or otherwise acquire any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(c)   directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) (i) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or (ii) any assets or property exceeding $5,000,000 in the aggregate;

(d)   except as set forth in Section 6.01(d) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws under the Company’s line of credit facility or other similar lines of credit) not in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole;

(e)   except as set forth in Section 6.01(e) of the Company Disclosure Schedule, materially modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.15 of the Company Disclosure Schedule as a Material Contract;

(f)    except as set forth in Section 6.01(f) of the Company Disclosure Schedule or except as required by the terms of U.S. Plans or Non-U.S. Plans or by applicable Law, (i) increase the compensation or benefits payable to its directors, the top 20 highest paid officers or employees of the Company and any Company Subsidiaries taken as a whole, or, except in the ordinary course of business, other employees who are not such top 20 highest paid officers or employees or (ii) grant to any director, officer, employee, consultants or independent contractors of the Company or of any Company Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, work rules, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee, consultant or independent contractor;

(g)   pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $2,500,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(h)   except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(i)    authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (i) Capital Expenditures identified in the Company’s 2007 budget materials, a copy of which is attached to Section 6.01(i) of the Company Disclosure Schedule and (ii) Capital Expenditures set forth in Section 6.01(i) of the Company Disclosure Schedule;

(j)    waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are (i) covered by insurance coverage maintained by the Company or (ii) otherwise less than $3,000,000;

(k)   (i)  sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries, taken as a whole, other than sales or dispositions of inventory and used equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts of the Company or a Company Subsidiary, (ii) enter into, modify or amend any material lease of real property, except in the ordinary course of business consistent with past practice, or (iii) modify, amend, terminate or permit the lapse of any material lease of real property or other material Contract relating to any real property;

(l)    amend, modify or terminate the Rights Agreement, other than in connection with a termination of this Agreement as a result of a Company Superior Proposal, as contemplated by this Agreement;

(m)  except in the ordinary course of business consistent with past practice, dispose of, grant exclusive licenses or assign, or permit to lapse any rights to, any material Intellectual Property, or dispose of or disclose to any Person other than representatives of the Buyer Parties, any material Trade Secret;

(n)   take any action that would result in, or fail to take any action that would prevent, the expiration, lapse, termination or abandonment of any right, registration or application for registration of material Owned Company Intellectual Property other than in the ordinary course of business consistent with past practice; or

(o)   announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 6.02   Conduct of Business by Buyer Parties Pending the Merger.   The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any action, that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.03.

Section 6.03   Tax Matters.   Except as set forth in Section 6.03 of the Company Disclosure Schedule, with respect to Taxes, without the prior consent of Parent or MergerCo (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not materially change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any material amended Tax Return, settle or compromise a material Tax liability, claim or assessment relating to the Company, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or enter into any material Tax sharing, allocation or indemnification agreement.

Section 6.04   MergerCo.   Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01   Company Proxy Statement; Other Filings; Shareholders’ Meeting.

(a)   As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of the

Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or the Buyer Parties or any of their respective Affiliates, officers, members or directors, should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

(b)   The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement in accordance with Section 14A:10-3 of the NJBCA. Subject to the following sentence, (i) the Company Board shall recommend to holders of the Company Common Shares (and not withdraw its recommendation) that they adopt this Agreement (the “Company Recommendation”), and (ii) the Company will use reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, the Company Board may determine (1) not to make or to withdraw, modify or change such recommendation (a “Company Change in Recommendation”), and (2) not to use such efforts to solicit proxies in favor of the adoption of this Agreement if, in the case of both clauses (1) and (2), it (A) has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) uses reasonable efforts to provide to Parent at least three (3) Business Days’ prior written notice that it intends (or may intend) to take any such action, and (C) provides written notice to Parent that it has taken such action. The Company may, if it receives an unsolicited Company Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Company Shareholders’ Meeting, in each case for such reasonable period but in no event beyond ten (10) Business Days, as would provide a reasonable opportunity for the Company Board to consider such Company Acquisition Proposal and to determine the effect, if any, on the Company Recommendation.

Section 7.02   Access to Information; Confidentiality.

(a)   Subject to applicable Law and confidentiality agreements, from the date hereof until the Merger Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford Parent and Parent’s officers, directors, employees, accountants, legal counsel and financial advisors (collectively “Representatives”), following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating, Tax related and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s or the Company Subsidiaries’ employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, as applicable, which shall not be unreasonably withheld, (ii) contact or have any discussions with any licensees or franchisees of the Company or their respective subsidiaries, unless in each case Parent obtains the prior written consent of the Company, as applicable, which shall not be unreasonably withheld, (iii) damage any property or any portion thereof, or (iv) collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils). Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its respective subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate in good faith to create ways in which to maximize the amount of information which can be disclosed to Parent or its Representatives without such effect, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in assisting Parent with its transition and integration planning.

(b)   Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated December 6, 2006 between Parent and the Company (the “Confidentiality Agreement”).

Section 7.03   No Solicitation of Transactions by the Company.

(a)   During the term of this Agreement, none of the Company or any Company Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company or any Company Subsidiary to, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or (iii) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Shareholders Approval, following the receipt by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of this Section 7.03(a)), the Company Board may (directly or through advisors or representatives) (x) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Company Superior Proposal and

(y) if (A) the Company Board determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such proposal; (provided that the Company has previously or concurrently furnished such information to Parent) and; provided, further, that, prior to furnishing such information, the Company shall have received from the Person to whom such information is being furnished an executed confidentiality agreement on terms at least as restrictive as the terms of the Confidentiality Agreement, (2) participate in negotiations regarding such proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h); provided that, in the case of clauses (1) and (2) above, the Company gives Parent notice prior to taking the actions set forth therein.

(b)   Subject to Section 7.03(a), the Company shall take, and shall cause the Company Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Company Acquisition Proposal.

(c)   The Company shall notify Parent (in no event less than 48 hours following the Company’s initial receipt of any Company Acquisition Proposal) of the relevant details relating to a Company Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company or any Company Subsidiary or any such officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate may receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal, including any changes in material terms or conditions thereto.

(d)   Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal. In addition, nothing in this Section 7.03 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 7.04   Employee Benefits Matters.

(a)   From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all benefit plans and compensation arrangements and agreements and employment agreements in accordance with their terms as in effect immediately before the Merger Effective Time; provided that nothing herein shall preclude Parent from amending or terminating any such agreement or arrangement in accordance with the terms thereof. For a period of one year following the Merger Effective Time (the “Benefits Continuation Period”), Parent shall provide, or shall cause to be provided, to each current employee of the Company and its subsidiaries who remain employed by the Surviving Corporation after the Merger Effective Time other than such employees covered by collective bargaining agreements (“Company Employees”) (i) compensation (including, without limitation, incentive compensation other than equity-based incentive compensation) no less favorable than the compensation provided to Company Employees (including without limitation incentive compensation other than equity-based incentive compensation) immediately before the Merger Effective Time and (ii) benefits that are no less favorable, in the aggregate, than the benefits provided to Company Employees immediately before the Merger Effective Time. However, nothing in this Section shall prevent Parent or the Surviving Corporation from terminating a Company Employee’s employment, or reducing or otherwise modifying any term or condition of employment, in a manner consistent with the Company’s past practices based upon employee performance, or changes in business circumstances or conditions. During the Benefits Continuation Period, Parent shall honor, fulfill and discharge the Company’s and the Company Subsidiaries’ obligations under, the severance plans listed on Section 7.04(a) of the Company Disclosure Schedule without any amendment or change that is adverse to the Company Employees. During the Benefits Continuation Period, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Merger Effective Time in compensation paid to Company Employees and used to determine severance benefits.

(b)   For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”), each Company Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Merger Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)   All annual bonus plans for Company Employees for fiscal year 2007 will be continued in accordance with their terms, and all annual bonus plans for Company Employees for fiscal year 2006 will be paid in accordance with their terms; provided that the bonus plans for fiscal years 2006 and 2007 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement (including any expenses or costs related to actions undertaken in anticipation of the transactions contemplated by this Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not been anticipated or occurred, and bonus amounts for the 2006 and 2007 fiscal years shall not be subject to negative discretion by the administrator for the bonus plans.

(d)   Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or Company Stock Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Stock-Based Awards or Company Restricted Shares) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05   Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Merger Effective Time, Parent shall and Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or Company Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or, with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.05(a): (A) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Merger Effective Time at the request of the Company or any of Company Subsidiaries; and (B) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)   Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries identified on Section 7.05(b) of the Company Disclosure Schedule shall be honored by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)   For a period of six (6) years from the Merger Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of Company Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)   The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) (A) that the Company may obtain such extended reporting period coverage under the Company’s existing D&O insurance (to be effective as of the Merger Effective Time) or (B) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured; provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Merger Effective Time; (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.05(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e)   If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.

(f)    Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.05.

(g)   This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06   Further Action; Best Efforts.

(a)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof (unless extended by mutual agreement of the parties) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event shall use best efforts to cause the Closing to occur prior to the Outside Date), including, without limitation (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its subsidiaries or Affiliates or of the Company or the Company Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between the Company or Parent, as the case may be, or any of their respective subsidiaries, and any third party or any Governmental Authority with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 7.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.06 shall limit a party’s right to terminate this Agreement pursuant to Section 9.01(b) or 9.01(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.06.

(d)   For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 7.07   Public Announcements.   The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.08   Notification.   Each of the Company and Parent, as the case may be, shall act in good faith to reasonably promptly notify the other party upon becoming aware of any occurrence or event that is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied.

Section 7.09   Stockholder Litigation.   The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Parent’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a)   The Company Shareholder Approval shall have been obtained by the Company.

(b)   Subject to Section 7.06(b), any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other Regulatory Law shall have expired or been terminated, and any approvals required thereunder or any other Regulatory Law shall have been obtained.

(c)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

Section 8.02   Conditions to the Obligations of Parent and MergerCo.   The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)   The representations and warranties of the Company contained in this Agreement (other than those contained in Sections 4.01(a), 4.03 and 4.04) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company contained in Sections 4.01(a), 4.03 and 4.04 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)   The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

(c)   The Company shall have each delivered to Parent a certificate, dated the date of the Merger Effective Time, signed by a senior officer of the Company, and certifying as to the satisfaction by the Company, of the applicable conditions specified in Sections 8.02(a) and 8.02(b).

Section 8.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)   The representations and warranties of Parent and MergerCo in this Agreement (other than those contained in Sections 5.01 and 5.03) that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties of Parent and MergerCo contained in Sections 5.01 and 5.03 shall be true and correct in all material respects as of the date of this Agreement and as of the

Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)   Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

(c)   Parent and MergerCo shall have delivered to the Company a certificate, dated the date of the Merger Effective Time, signed by a senior officer of Parent and MergerCo and certifying as to the satisfaction by Parent and MergerCo of the conditions specified in Sections 8.03(a) and 8.03(b).

Section 8.04   Frustration of Conditions.   None of the Company, Parent or MergerCo may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.06.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time by action taken or authorized by the Company Board, or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Merger at the Company Shareholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if the Merger Effective Time shall not have occurred on or before December 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date;

(c)   by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger, and; provided, further, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)   by Parent if each of it and MergerCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date; or (iii) the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions that are not satisfied due to the Company’s failure to satisfy its obligations under this Agreement) but the Company fails to consummate the Merger as contemplated by Section 2.04;

(e)   by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent and MergerCo herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date; (ii) there has been a breach on the part of Parent or MergerCo of any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; or (iii) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that are not satisfied due to Parent’s or MergerCo’s failure to satisfy its obligations under this Agreement) but Parent fails to consummate the Merger as contemplated by Section 2.04;

(f)    by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting (including any adjournments and postponements thereof); provided, however, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(g)   by Parent if the Company Board shall have (1) effected a Company Change in Recommendation or (2) publicly recommended or approved any Company Acquisition Proposal; or

(h)   by the Company, if the Company Board has approved, or authorized the Company to enter into a definitive agreement with respect to, a Company Superior Proposal, but only so long as (i) the Company Shareholder Approval has not yet been obtained, (ii) the Company is in compliance in all material respects with Section 7.03, (iii) the Company shall have first given Parent at least 2 Business Days’ notice of its intent to terminate pursuant to this subsection, (iv) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such 2-Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any amendment to this Agreement or any amendment to this Agreement agreed in writing by Parent), (v) the Company pays to Parent the Termination Fee in accordance with Section 9.03(b)(i) concurrently with or prior to such termination, (vi) the Company intends, simultaneously or substantially simultaneously with such termination, to enter into a definitive acquisition, merger or other agreement to enter into the transaction contemplated by the Company Superior Proposal, and (vii) the Company provides to Parent written acknowledgement from the Company that the Company has irrevocably waived any right to contest the payment of the Termination Fee in accordance with Section 9.03(b)(i).

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 9.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Sections 7.02(b), this Section 9.02, Section 9.03 and Article IX shall survive any such termination); provided, however, that, except as provided in Section 9.03, nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03   Fees and Expenses.

(a)   Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)   In the event that this Agreement shall be terminated:

(i)    by Parent pursuant to Section 9.01(g)(2) or the Company pursuant to Section 9.01(h), the Company shall pay to Parent the Termination Fee; or

(ii)   (A) by Parent or the Company pursuant to Section 9.01(f) or by Parent pursuant to Section 9.01(d), if at or prior to such termination, or in the case of Section 9.01(f), at or prior to the taking of the vote at the Company Shareholder’s Meeting, the Company shall have received a bona fide Company Acquisition Proposal from a Third Party that has not been withdrawn prior to such time and, in the case of Section 9.01(f), such Company Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn prior to such time, (B) by Parent pursuant to Section 9.01(g)(1) or (C) by Parent pursuant to Section 9.01(f) after a Company Change in Recommendation, then the Company shall pay to Parent the Termination Fee, if within twelve (12) months following the Termination Date, the Company enters into a definitive agreement to consummate or consummates any Company Acquisition Proposal, with the Termination Fee to be paid upon the entering into of such definitive agreement or the consummation of such Company Acquisition Proposal, whichever occurs first (and for purposes of this Section 9.03(b)(ii), “50%” shall be substituted for “20%” in the phrases dealing with assets and “50%” shall be substituted for “20%” in phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal).

(c)   Except as set forth in Section 9.01(h), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment. For purposes of this Agreement, “Termination Fee” means $22,200,000.

(d)   In the event that this Agreement shall be terminated (i) by Parent pursuant to Section 9.01(g)(1) or (ii) following a Company Change in Recommendation, by the Company or Parent pursuant to Section 9.01(f), the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses actually incurred by Parent in connection with this Agreement (including financing fees in connection therewith); provided that the Company’s aggregate payments and reimbursements pursuant to this Section 9.03(d) shall in no event exceed $5,000,000; provided further that, notwithstanding any provision contained herein to the contrary, any payments or reimbursements made by the Company pursuant to this Section 9.03(d) shall reduce, on a dollar-for-dollar basis, the Termination Fee payable by the Company, if any, pursuant to this Section 9.03.

(e)   Each of Parent and MergerCo acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination; provided that such Termination Fee is paid to Parent. In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses actually incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03. If payable, none of the Termination Fee shall be payable more than once pursuant to this Agreement.

Section 9.04   Waiver.   At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01   Non-Survival of Representations and Warranties.   The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.

Section 10.02   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerCo:
Cegedim SA 137, rue d’Aguesseau 92641 Boulogne-Billancourt Cedex France Telecopier No: + 33 1 49 09 23 18 Attention: Sandrine Debroise Chief Financial Officer
with a copy to:
Hodgson Russ LLP 230 Park Avenue, 17th Floor New York, New York 10169 Telecopier No: (212) 751-0928 (716) 849-0349 Attention: Pierre P. Cournot, Esq. Kenneth P. Friedman, Esq.
if to the Company:
Dendrite International, Inc. 1405 U.S. Highway 206 Bedminster, New Jersey Telecopier No: (908) 443-2068 Attention: Christine Pellizzari General Counsel
with copies to:
Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 Telecopier No: (212) 259-6333 Attention: Morton A. Pierce, Esq. Chang-Do Gong, Esq.

Section 10.03   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04   Amendment.   This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the Nasdaq, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05   Entire Agreement; Assignment.   This Agreement, together with the Confidentiality Agreement and the Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.06   Performance Guaranty.   Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Merger Effective Time.

Section 10.07   Specific Performance.   Subject to Section 9.03(e), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.08   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than following the consummation of the Merger, the provisions of Article II and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.09   Governing Law; Forum.

(a)   All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules of conflict of laws.

(b)   Except as set out below, each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New Jersey or any court of the United States located in the State of New Jersey (the “New Jersey Courts”) for

any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New Jersey Courts and agrees not to plead or claim in any New Jersey Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of New Jersey, to appoint and maintain an agent in the State of New Jersey as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of New Jersey. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of New Jersey, Parent does hereby appoint Lowenstein Sandler PC, at 65 Livingston Avenue, Roseland, New Jersey 07068 (Attention: Peter H. Ehrenberg) as such agent.

Section 10.10   Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

Section 10.11   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13   Waiver.   Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

IN WITNESS WHEREOF, Parent, MergerCo, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CEGEDIM SA
By:	/s/ JEAN-CLAUDE LABRUNE
Name:	Jean-Claude Labrune
Title:	President
DOGWOOD ENTERPRISES, INC.
By:	/s/ JEAN-CLAUDE LABRUNE
Name:	Jean-Claude Labrune
Title:	President
DENDRITE INTERNATIONAL, INC.
By:	/s/ JOSEPH A. RIPP
Name:	Joseph A. Ripp
Title:	President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

March 1, 2007

The Board of Directors
Dendrite International, Inc.
1405 U.S. Highway 206
Bedminster, NJ 07921

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value (the “Company Common Stock”), of Dendrite International, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Cegedim S.A. (the “Merger Partner” and, such subsidiary “MergerCo”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Merger Partner and MergerCo, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner or MergerCo, will be converted into the right to receive $16.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated February 28, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in

B-1

the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis.  We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement and to pay our reasonable expenses with respect to our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company and its affiliates, all for customary compensation, including (i) acting as the sole arranger of a $30 million revolving credit facility for the Company in 2005, and (ii) providing various strategic advisory services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

B-2

DENDRITE INTERNATIONAL, INC.

1405 U.S. HIGHWAY 206

BEDMINSTER, NJ 07921

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DENDRITE INTERNATIONAL, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2007 AND AT ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

By signing below, the undersigned revokes all prior proxies and hereby constitutes and appoints John E. Bailye, Jeffrey Bairstow and Christine A. Pellizzari, and each of them, proxies of the undersigned with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of Dendrite International, Inc. (the “Company”), which the undersigned could vote if personally present at the Special Meeting of Shareholders of the Company to be held on May 4, 2007 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL —

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Dendrite International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each item listed herein.

1.              Proposal to approve the Agreement and Plan of Merger, dated as of March 1, 2007, by and among Dendrite, Cegedim SA, and Dogwood Enterprises, Inc., and approve the merger contemplated by the merger agreement.

☐      FOR

☐      AGAINST

☐      ABSTAIN

2.             Proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate.

☐      FOR

☐      AGAINST

☐      ABSTAIN

(Please insert date below, sign exactly as name appears on your stock certificate and mail in the enclosed envelope. When signing as an officer, partner, executor, administrator, trustee or guardian, please give full title. For joint accounts, each joint owner should sign.)

Signature	Date	Signature (Joint Owners)	Date